                                                                   EXHIBIT T3E-2

                      IN THE UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA
                            WEST PALM BEACH DIVISION

                                    )
In re:                              )            Case No. 03-35966-BKC-PGH
                                    )
REPTRON ELECTRONICS, INC.,          )            Chapter 11
                                    )
           Debtor.                  )
                                    )
____________________________________)

                  FIRST AMENDED DISCLOSURE STATEMENT FOR SECOND
           AMENDED PLAN OF REORGANIZATION OF REPTRON ELECTRONICS, INC.
                                DECEMBER 17, 2003

                                 IMPORTANT DATES

Date by which Ballots must be received: JANUARY 9, 2004

Date by which objections to Confirmation of the Plan must be filed and served:
JANUARY 9, 2004

Hearing on Confirmation of the Plan: JANUARY 14, 2004

         THE FIRST AMENDED DISCLOSURE STATEMENT DATED NOVEMBER 17, 2003 (THE "DISCLOSURE STATEMENT") WAS APPROVED BY THE BANKRUPTCY COURT ON DECEMBER 17, 2003. ATTACHED TO THE DISCLOSURE STATEMENT IS THE SECOND AMENDED PLAN OF REORGANIZATION DATED DECEMBER 17, 2003 (THE "PLAN"). PLEASE READ BOTH DOCUMENTS CAREFULLY BEFORE VOTING ON THE PLAN. A BALLOT IS ENCLOSED. THE DEBTOR AND THE CREDITORS COMMITTEE URGE YOU TO VOTE TO ACCEPT THE PLAN.

                                                  TEW CARDENAS, LLP
                                                  Counsel to the Debtor
                                                  Thomas R. Lehman, P.A.
                                                  Lynn Maynard Gollin, Esq.
                                                  201 South Biscayne Blvd.
                                                  Miami Center, Suite 2600
                                                  Miami, Florida 33131-4336
                                                  Tel.: 305 536-1112
                                                  Fax : 305 536-1116

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                                                       Case No. 03-35966-BKC-PGH

         FIRST AMENDED DISCLOSURE STATEMENT OF REPTRON ELECTRONICS, INC.

         Reptron Electronics, Inc. (the "Debtor") transmits this First Amended Disclosure Statement (the "Disclosure Statement") pursuant to section 1125 of the Bankruptcy Code, 11 U.S.C. Sections 101 et seq., to each known holder of an Allowed Claim against or Equity Interest in the Debtor in Classes 3, 4, and 5 and to certain other persons who may request a copy. The purpose of this Disclosure Statement is to provide information deemed adequate by the United States Bankruptcy Court for the Southern District of Florida (the "Bankruptcy Court") for each holder of an Allowed Claim or Equity Interest who is impaired to make an informed decision in exercising its rights to vote for acceptance or rejection of the Second Amended Plan of Reorganization dated December 17, 2003, as amended at any time (the "Plan"), and filed by the Debtor with the Court. The Plan provides for a restructuring of the Debtor's outstanding debt and equity to increase its liquidity as described below and in the Plan.

         THE DEFINITIONS IN ARTICLE ONE OF THE PLAN ARE INCORPORATED BY REFERENCE IN THIS DISCLOSURE STATEMENT. DEFINED TERMS ARE CAPITALIZED. A HEARING ON CONFIRMATION OF THE PLAN IS SCHEDULED FOR JANUARY 14, 2004, 9:30 A.M., E.S.T., AT THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF FLORIDA. PARTIES IN INTEREST HAVE A RIGHT TO ATTEND AND PARTICIPATE AT THIS HEARING. YOUR OBJECTION TO THE PLAN MUST BE IN WRITING, FILED AND SERVED SO AS TO BE RECEIVED BY 4:00 P.M., E.S.T., ON JANUARY 9, 2004, IN ORDER TO BE HEARD AT THE HEARING. THIS HEARING DATE MAY BE ADJOURNED TO A DIFFERENT DATE WITHOUT FURTHER WRITTEN NOTICE PROVIDED.

         A VOTE FOR ACCEPTANCE OF THE PLAN BY THOSE HOLDERS OF A CLAIM OR INTEREST WHO ARE ENTITLED TO VOTE IS IMPORTANT. THE MANAGEMENT OF THE DEBTOR RECOMMENDS THAT THE HOLDERS OF ALLOWED CLAIMS AND INTERESTS VOTE IN FAVOR OF THE PLAN, AS THEY BELIEVE THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND INTEREST HOLDERS. ACCORDINGLY, CREDITORS AND INTEREST HOLDERS ARE URGED TO VOTE IN FAVOR OF THE PLAN. VOTING INSTRUCTIONS ARE SET FORTH AT PAGES 11 THROUGH 15 OF THIS DISCLOSURE STATEMENT. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND RECEIVED BY 4:00 P.M., E.S.T., ON JANUARY 9, 2004. CREDITORS AND INTEREST HOLDERS ARE URGED TO READ THE ENTIRE PLAN AND DISCLOSURE STATEMENT BEFORE VOTING.

         For the Plan to be confirmed, the Plan must be accepted by at least one non-insider impaired Class of Claims or Interests. A Claim or Interest that will not be repaid in full or as to which the legal rights are altered is impaired. A holder of an impaired Claim or Interest is entitled to vote to accept or reject the Plan if such impaired Claim or Interest has been Allowed under section 502 of the Bankruptcy Code, or temporarily allowed for voting purposes under Rule 3018 of the Bankruptcy Rules. For a Class of Claims or Interests to vote to accept the Plan, votes representing at least two-thirds in amount and more than one-half in number of Claims or Interests voted in that Class must be cast in favor of acceptance of the Plan.

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                                                       Case No. 03-35966-BKC-PGH

         As more completely described below, the Debtor is seeking acceptances from Holders of Allowed Claims or Interests in the following Classes:

                  CLASS 3 - TRADE CREDITORS

                  CLASS 4 - GENERAL UNSECURED CLAIMS

                  CLASS 5 - COMMON EQUITY INTERESTS

         Section 1129 of the Bankruptcy Code provides that, so long as one impaired Class of Claims accepts a plan (excluding any acceptance by the Debtor's "insiders," as defined in section 101(31) of the Bankruptcy Code), a debtor may seek confirmation, despite the rejection of the plan by one or more impaired Classes. This is typically called a "cramdown" plan. If an impaired Class rejects the Plan, no Claim or Equity Interest junior to the most senior rejecting Class may retain or receive property pursuant to the Plan unless the senior rejecting Class is paid in full or such junior Class provides a new contribution to the Debtor. For the Plan to be confirmed over the objections of a rejecting Class, the Court must find that the Plan does not unfairly discriminate against, and is fair and equitable to, the rejecting Class. The Debtor does not anticipate that it will need to seek Confirmation under the cramdown provisions, however, it believes it can successfully do so, if required. In the event that any Class of Claims or Interests designated herein as unimpaired is held to be impaired and therefore entitled to vote, the Debtor in its discretion may deem such Class to have been rejected, and may seek to confirm its Plan under section 1129(b) in lieu of soliciting votes.

         THIS DISCLOSURE STATEMENT DESCRIBES VARIOUS TRANSACTIONS CONTEMPLATED UNDER THE PLAN AND DESCRIBES CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION BUT IS NOT A SUBSTITUTE FOR THE PLAN, OR SUCH OTHER DOCUMENTS AND FINANCIAL INFORMATION. THE DESCRIPTIONS CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION WHICH ARE EXHIBITS TO THIS DISCLOSURE STATEMENT ARE QUALIFIED BY SUCH EXHIBITS, WHICH SHOULD BE READ IN THEIR ENTIRETY. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. YOU ARE URGED TO STUDY THE PLAN IN FULL AND TO CONSULT WITH YOUR COUNSEL AND TAX ADVISORS ABOUT THE PLAN AND ITS IMPACT UPON YOUR LEGAL RIGHTS, INCLUDING POSSIBLE TAX CONSEQUENCES. PLEASE READ THIS DISCLOSURE STATEMENT AND ITS EXHIBITS CAREFULLY BEFORE VOTING ON THE PLAN. THE TERMS OF THE PLAN SHALL GOVERN IN CASE OF ANY INCONSISTENCY BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT.

         THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE IN FAVOR OF OR AGAINST THE PLAN, AND NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR OF LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTOR OR INVOLVING ANY LEGAL EFFECTS OF THE REORGANIZATION OF THE DEBTOR OR CLAIMANTS HOLDING CLAIMS OR EQUITY INTEREST HOLDERS HOLDING INTERESTS. CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, BY ITS NATURE, IS

                                       3
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                                                       Case No. 03-35966-BKC-PGH

FORWARD LOOKING, CONTAINS PROJECTIONS WHICH MAY PROVE TO BE WRONG, OR WHICH MAY BE DIFFERENT FROM ACTUAL RESULTS.

         AS TO CONTESTED MATTERS, INFORMATION IN THIS DISCLOSURE STATEMENT IS NOT TO BE CONSTRUED AS ADMISSIONS OR STIPULATIONS IN ANY LEGAL PROCEEDING, BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN SUBMITTED BY THE DEBTOR'S MANAGEMENT, EXCEPT WHERE OTHER SOURCES ARE IDENTIFIED. THE MANAGEMENT OF THE DEBTOR AUTHORIZES NO REPRESENTATIONS CONCERNING THE DEBTOR, THE VALUE OF ITS PROPERTIES OR THE PLAN OTHER THAN THOSE IN THIS DISCLOSURE STATEMENT AND ACCOMPANYING DOCUMENTS OR, SUBSEQUENT TO A FILING BY THE DEBTOR UNDER THE BANKRUPTCY CODE, BY THE COURT. YOU SHOULD NOT RELY ON ANY REPRESENTATIONS OR INDUCEMENTS MADE BY ANY PERSON TO SECURE YOUR VOTE OTHER THAN THOSE CONTAINED IN THIS DISCLOSURE STATEMENT. THE MANAGEMENT OF THE DEBTOR BELIEVES THAT THE CONTENTS OF THIS DISCLOSURE STATEMENT ARE COMPLETE AND ACCURATE IN ALL MATERIAL RESPECTS. HOWEVER, NEITHER THE DEBTOR'S MANAGEMENT, NOR ANY OTHER PARTY THAT CONSENTS TO THIS DISCLOSURE STATEMENT WARRANTS OR REPRESENTS THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS WITHOUT INACCURACY. IN PARTICULAR, THE FEASIBILITY OF THE PLAN IS SUBJECT TO A NUMBER OF ASSUMPTIONS WHICH MAY BE ALTERED BY EVENTS AND FORCES BEYOND THE DEBTOR'S CONTROL.

         THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT WILL BE ISSUED WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY SIMILAR FEDERAL, STATE OR LOCAL LAW, GENERALLY IN RELIANCE ON THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION" OR THE "SEC") NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT.

         THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAVE BEEN MADE AS OF THE DATE OF THIS DISCLOSURE STATEMENT UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH IN THIS DISCLOSURE STATEMENT UNLESS SO SPECIFIED. ALTHOUGH THE DEBTOR HAS ENDEAVORED TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED EXCEPT FOR THE FINANCIAL STATEMENTS INCLUDED IN

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                                                       Case No. 03-35966-BKC-PGH

THE DEBTOR'S ANNUAL REPORT ON FORM 10-K INCLUDED AS EXHIBIT 2 TO THIS DISCLOSURE STATEMENT.

         THE PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT HAVE BEEN PREPARED BY THE DEBTOR'S MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTOR'S CONTROL. THE DEBTOR CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS OR AS TO THE REORGANIZED DEBTOR'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, THE EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

         FOR NON U.S. HOLDERS ONLY: THE DISTRIBUTION OF THIS DISCLOSURE STATEMENT AND THE ISSUE OR TAKING UP OF THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT MAY BE RESTRICTED BY LAW IN CERTAIN JURISDICTIONS OUTSIDE THE UNITED STATES. NO ACTION HAS BEEN TAKEN BY THE DEBTOR THAT WOULD PERMIT AN OFFER OF ANY SECURITIES ISSUED UNDER THE PLAN OR POSSESSION OR DISTRIBUTION OF THIS DISCLOSURE STATEMENT IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED. PERSONS INTO WHOSE POSSESSION THIS DISCLOSURE STATEMENT COMES ARE REQUIRED BY THE DEBTOR TO INFORM THEMSELVES ABOUT AND TO OBSERVE SUCH RESTRICTIONS. IN ADDITION, THE DEBTOR RECOMMENDS THAT HOLDERS OR POTENTIAL HOLDERS OF SECURITIES UNDER THE PLAN CONSULT WITH THEIR OWN ADVISORS CONCERNING ANY LIMITATIONS ON THEIR RIGHT TO TRANSFER SUCH SECURITIES. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR ISSUE, OR THE SOLICITATION OF ANY OFFER TO BUY OR SUBSCRIBE FOR ANY SECURITIES BY ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. TO THE EXTENT THAT THE DEBTOR IS REQUIRED TO COMPLY WITH CERTAIN REQUIREMENTS OF JURISDICTIONS IN WHICH HOLDERS OF SECURITIES OF THE DEBTOR RESIDES DUE TO THE PARTICIPATION OF HOLDERS IN SUCH JURISDICTIONS IN ANY VOTE WITH RESPECT TO THE PLAN, THE DEBTOR SHALL NOT BE REQUIRED TO TAKE SUCH PARTICIPATION INTO ACCOUNT.

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                                                       Case No. 03-35966-BKC-PGH

                                TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----
DISCLOSURE STATEMENT OF ELECTRONICS, INC................................................................           ii
EXHIBITS................................................................................................           ix
I.       OVERVIEW.......................................................................................           11
   A.    Proposed Restructuring.........................................................................           11
   B.    Summary of Proposed Distributions..............................................................           11
   C.    Voting Instructions and Confirmation of the Plan...............................................           11
   D.    Confirmation of the Plan With and Without Necessary Acceptances................................           14
   E.    Confirmation Hearing...........................................................................           14
II.      THE COMPANY/INDUSTRY...........................................................................           15
   A.    Business - General.............................................................................           15
   B.    The Electronic Manufacturing Services Industry.................................................           15
   C.    The Debtor's Electronic Manufacturing Services Business........................................           16
   D.    The Debtor's Properties........................................................................           19
   E.    Summary of Pre-Petition Capital Structure of the Debtor........................................           19
       1.    Congress Loan Agreement....................................................................           19
       2.    Other Secured Debt.........................................................................           20
         (a)    Gaylord Facility Claim..................................................................           20
         (b)    Hibbing Facility Claim..................................................................           20
         (c)    Tampa Facility Claim....................................................................           20
         (d)    Transamerica Claim......................................................................           21
         (e)    Miscellaneous Secured Claims............................................................           21
       3.    Old Notes..................................................................................           21
       4.    Non-Trade Vendor Unsecured Indebtedness....................................................           22
   F.    Events Precipitating Chapter 11 Petition.......................................................           22
       1.    The Weak Economy and Affect on Debtor's Operations.........................................           22
       3.    Sale of Distribution Business..............................................................           24
       4.    Sale of Module Division....................................................................           24
       5.    Reptron Officers' Agreements to Terminate Employment.......................................           24
       6.    Merger of Lake Superior Merger/Hibbing Electronics Corp into Reptron.......................           25

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                                                       Case No. 03-35966-BKC-PGH

   G.    Significant Events of the Chapter 11 Case........................................................................     25
       1.    DIP Facility and Amendments to Financing Statement...........................................................     25
       2.    Engagement of Professionals..................................................................................     26
       3.    First Day Motions............................................................................................     27
       4.    Shortened Claims Bar Date....................................................................................     28
       5.    Motions to Reject Executory Contracts and Commercial Leases..................................................     28
       6.    U.S. Trustee's Motion to Transfer Venue of the Debtor's Case.................................................     29
       7.    ACI/Consumer Rebate..........................................................................................     29
       8.    Administrative Expense Claims Bar Date.......................................................................     29
       9.    Record Date for Voting Purposes/Use of Master Ballots for Benefical Holders of Notes and Equity Interests....     30
       10.   Post-Petition Date Operations................................................................................     30
       11.   Power Memory Reclamation Motion..............................................................................     30
   H.    Historical Financial Statements..................................................................................     30
   I.    Management Discussion of Financial Results for Years Ended December 31, 2000, 2001 and 2002......................     31
III.     SUMMARY OF THE PLAN..............................................................................................     31
   A.    General Features of the Plan.....................................................................................     31
   B.    Unclassified Claims..............................................................................................     31
       1.    Administrative Expense Claims................................................................................     31
       2.    DIP Financing Claim..........................................................................................     33
       3.    Priority Tax Claims..........................................................................................     33
   C.    Classified Claims................................................................................................     33
       1.    Class 1 - Other Priority Claims..............................................................................     33
       2.    Class 2A - the Gaylord Facility Claim........................................................................     33
       3.    Class 2B - the Hibbing Facility Claim........................................................................     34
       4.    Class 2C - the Tampa Facility Claim..........................................................................     34
       5.    Class 2D - the Transamerica Claim............................................................................     34
       6.    Class 2E - Miscellaneous Secured Claims......................................................................     34
       7.    Class 2F - DIP Lender Letter of Credit Claim.................................................................     34
       8.    Class 3 - Trade Vendor Claims................................................................................     34
       9.    Class 4 - General Unsecured Claims...........................................................................     35
       10.   Class 5 - Common Equity Interests............................................................................     35
       11.   Class 6 - Other Equity Interests.............................................................................     35

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                                                       Case No. 03-35966-BKC-PGH

       12.   Executory Contracts and Leases......................................................................          35
   D.    Plan Implementation.....................................................................................          36
       1.    Transactions Contemplated by the Plan...............................................................          36
       2.    Continuation of Business Operations.................................................................          36
       3.    Management..........................................................................................          36
         (a)    Existing Management..............................................................................          36
         (b)    Proposed Board of Directors and Management.......................................................          37
         (c)    Proposed Management Stock Option Plan............................................................          38
         (d)    Proposed Severance Payments......................................................................          38
       4.    Exit Facility.......................................................................................          38
       5.    Discharge of The Debtor.............................................................................          39
       6.    Terms and Injunctions or Stays......................................................................          39
       7.    Exculpation.........................................................................................          39
       8.    Releases............................................................................................          40
       9.    Conditions to Closing...............................................................................          40
       10.   Waiver of Conditions Precedent......................................................................          41
       11.   Letter of Credit Obligations........................................................................          41
   E.    Objections to Claims....................................................................................          41
       1.    Disputed Claims.....................................................................................          41
       2.    No Distributions Pending Allowance..................................................................          41
       3.    Distributions After Allowance.......................................................................          41
IV.      FEASIBILITY OF THE PLAN.................................................................................          42
   A.    Long-Term Feasibility...................................................................................          42
   B.    Alternatives to the Plan and Liquidation Analysis.......................................................          43
       1.    Best Interests and Cramdown Test....................................................................          43
       2.    Liquidation Value of the Debtor.....................................................................          44
V.       RETENTION OF JURISDICTION...............................................................................          45
VI.      SECURITIES LAWS MATTERS.................................................................................          47
   A.    Bankruptcy Code Exemptions from Registration Requirements...............................................          47
   B.    Resales of New Issued Common Stock or New Notes.........................................................          47
VII.     CERTAIN RISK FACTORS TO BE CONSIDERED...................................................................          48

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                                                       Case No. 03-35966-BKC-PGH

   A.    Risk of Non-Confirmation of the Plan, Best Interests and Cramdown Test..................................          48
   B.    Risk that the Debtor will be unable to obtain an Exit Facility..........................................          49
   C.    Risk of Non-Occurrence of the Effective Date............................................................          49
   D.    Risk of Competitive Conditions..........................................................................          49
   E.    Risk Related to Projected Financial Information.........................................................          49
   F.    Risk Relating to Reorganized Debtor's Ability to Service Debt...........................................          50
   G.    Risk Relating to Listing New Issued Common Stock on an Exchange.........................................          50
   H.    Other Risk Factors......................................................................................          50
VIII.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.....................................................          50
   A.    Consequences to Holders of General Unsecured Claims.....................................................          51
       1.    Recapitalization Treatment..........................................................................          51
       2.    Recognition of Income or Loss.......................................................................          52
       3.    Treatment of Amounts Attributable to Interest.......................................................          52
       4.    Market Discount.....................................................................................          52
   B.    Consequences to Holders of Common Equity Interests......................................................          53
   C.    Consequences to Holders of Other Equity Interests.......................................................          53
   D.    Consequences to the Debtor..............................................................................          53
       1.    Cancellation of Indebtedness Income.................................................................          53
       2.    Limitation of NOL Carryovers and other Tax Attributes...............................................          54
       3.    U.S. Federal Alternative Minimum Tax................................................................          55
       4.    Deductions of Accrued Interest......................................................................          55
   E.    Importance of Obtaining Professional Assistance.........................................................          55
IX.      CONCLUSION..............................................................................................          55

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                                                       Case No. 03-35966-BKC-PGH

                 EXHIBITS TO FIRST AMENDED DISCLOSURE STATEMENT

EXHIBIT 1 - Second Amended Plan of Reorganization

EXHIBIT 2 - 2002 Annual Report on Form 10-K

EXHIBIT 3 - Projections for Reorganized Reptron through 2008

EXHIBIT 4 - Liquidation Analysis

EXHIBIT 5 - Balance Sheet of Reorganized Debtor on Effective Date

EXHIBIT 6 - Going Concern Valuation of Debtor's Business

EXHIBIT 7 - Debtor Post-Petition Operations for the Period October 28 to
            November 30, 2003

EXHIBIT 8 - Congress Financial Corp. November 17, 2003 Exit Financing Commitment
            Letter

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                                                       Case No. 03-35966-BKC-PGH

I.       OVERVIEW

         A.       Proposed Restructuring

         The Plan is premised on the restructuring of the Debtor's unsecured debt and equity structure. Specifically, existing Old Noteholders and other General Unsecured Creditors will receive a combination of 100% of New Notes and 95% of New Common Stock. The New Notes will have a maturity of five (5) years and will bear interest at the rate of 7% per annum during the first two (2) years following issuance and 8% per annum thereafter. Interest will be paid semi-annually in Cash. The principal will all be due at maturity. New Notes in the amount of $30 Million will be issued by the Reorganized Debtor under the New Indenture on the Initial Distribution Date in accordance with the terms of the Plan and the Intercreditor Agreement. Common Equity Interest holders will receive a pro rata share of 5% of New Common Stock. Other Equity Interests will be cancelled. Secured and Priority Claims will be paid in full or reinstated, as provided herein.

         B.       Summary of Proposed Distributions

         The following table summarizes distributions to be made under the proposed Plan. This is a brief summary only and should not be used as a substitute for reviewing the Plan. For a more complete description, claimants are advised to review "Classified Claims," Section [III.C] of this Disclosure Statement, "Classification of Claims Against and Interests in the Debtor,"
Section 3 of the Plan and "Treatment of Claims and Interests," Article IV of the Plan.

          Classification of Claims Against and Interests in The Debtor

CLASS               DESCRIPTION                                     STATUS
-----------------------------------------------------------------------------------------
 1        Other Priority Claims                          Unimpaired, not entitled to vote
-----------------------------------------------------------------------------------------
 2A       Gaylord Facility Claim                         Unimpaired, not entitled to vote
-----------------------------------------------------------------------------------------
 2B       Hibbing Facility Claim                         Unimpaired, not entitled to vote
-----------------------------------------------------------------------------------------
 2C       Tampa Facility Claim                           Unimpaired, not entitled to vote
-----------------------------------------------------------------------------------------
 2D       Transamerica Claim                             Unimpaired, not entitled to vote
-----------------------------------------------------------------------------------------
 2E       Miscellaneous Secured Claims                   Unimpaired, not entitled to vote
-----------------------------------------------------------------------------------------
 2F       DIP Lender Letter of Credit Claim              Unimpaired, not entitled to vote
-----------------------------------------------------------------------------------------
 3        Trade Vendor Claims                            Impaired, entitled to vote
-----------------------------------------------------------------------------------------
 4        General Unsecured Claims                       Impaired, entitled to vote
-----------------------------------------------------------------------------------------
 5        Common Equity Interests                        Impaired, entitled to vote
-----------------------------------------------------------------------------------------
 6        Other Equity Interests                         Impaired, deemed to reject, not
                                                         entitled to vote
-----------------------------------------------------------------------------------------

         C.       Voting Instructions and Confirmation of the Plan

         The ballot to be used to vote to accept or reject the Plan, together with a postage paid return envelope, is enclosed with all copies of this Disclosure Statement mailed to impaired creditors and Equity Interest holders whom the Debtor believes are entitled to vote. If you have Claims or Interests in more than one Class, you will receive a separate ballot for each Class of Claims or Interests. You must mark each ballot separately. BEFORE VOTING, YOU

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                                                       Case No. 03-35966-BKC-PGH

SHOULD READ THIS DISCLOSURE STATEMENT, ITS EXHIBITS, INCLUDING THE PLAN, AND THE VOTING INSTRUCTIONS ACCOMPANYING THE BALLOT IN THEIR ENTIRETY. You should use only the ballot(s) sent to you with this Disclosure Statement to cast your vote for or against the Plan. YOU SHOULD COMPLETE, DATE AND SIGN YOUR BALLOT(S) AND FILE IT IN PERSON OR BY OVERNIGHT, EXPRESS OR FIRST CLASS MAIL.

         IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE DEBTOR AT THE ADDRESS LISTED ON THE BALLOT BY 4:00 O'CLOCK P.M., E.S.T., ON JANUARY 9, 2004. ANY QUESTIONS CONCERNING WHETHER YOU HAVE RECEIVED THE CORRECT BALLOT, OR CONCERNING THE BALLOT IN GENERAL, OR INQUIRIES IF NO BALLOT IS ATTACHED TO YOUR DISCLOSURE STATEMENT, SHOULD BE ADDRESSED TO MS. JEAN ST. JOHN, TEW CARDENAS, LLP, 201 SOUTH BISCAYNE BOULEVARD, SUITE 2600, MIAMI, FLORIDA 33131, (305) 536-1112. IDENTIFY YOURSELF AS CALLING OR WRITING CONCERNING REPTRON ELECTRONICS, INC. ONLY CREDITORS AND EQUITY INTEREST HOLDERS WHO RETURN THEIR EXECUTED BALLOTS BY THE DEADLINE WILL HAVE THEIR VOTES COUNTED. IF A BALLOT IS EXECUTED AND RETURNED WITHIN THE DEADLINE, BUT IS NOT VOTED FOR OR AGAINST THE PLAN, IT WILL NOT BE COUNTED. THE DEBTOR SHALL HAVE NO RESPONSIBILITY FOR CONTACTING YOU IF THERE ARE ERRORS OR OMISSIONS IN THE BALLOTS It RECEIVES.

         IN ACCORDANCE WITH BANKRUPTCY RULE 3017(D), THE DEBTOR WILL SEND BALLOTS TO INTERMEDIARIES HOLDING CLAIMS FOR OR ACTING ON BEHALF OF BENEFICIAL HOLDERS OF CLAIMS OR INTERESTS (COLLECTIVELY, THE "INTERMEDIARIES"). EACH INTERMEDIARY SHALL BE ENTITLED TO RECEIVE, UPON REQUEST MADE TO THE DEBTOR PRIOR TO DECEMBER 23, 2003, REASONABLY SUFFICIENT COPIES OF BALLOTS TO DISTRIBUTE TO THE BENEFICIAL OWNERS OF THE CLAIMS AND INTERESTS FOR WHICH IT IS AN INTERMEDIARY, AND THE DEBTOR SHALL BE RESPONSIBLE FOR AND SHALL PAY EACH SUCH INTERMEDIARY'S REASONABLE COSTS AND EXPENSES ASSOCIATED WITH THE DISTRIBUTION OF COPIES OF BALLOTS TO THE BENEFICIAL OWNERS OF SUCH CLAIMS AND INTERESTS AND THE TABULATION OF THE BALLOTS.

         The Bankruptcy Court has established December 17, 2003 as the record date for determining the holders of Old Notes and holders of Common Equity Interests entitled to vote on the Plan. Only holders of Allowed Claims or Interests in impaired Classes are entitled to vote on the Plan. An impaired Class accepts the Plan if at least two-thirds in amount and more than one-half in number of the Allowed Claims or Interests in the Class that are actually voted are cast in favor of the Plan. Holders of Allowed Claims or Interests that do not vote are not counted as having voted either for or against the Plan.

         If the voting members of an impaired Class(1) do not vote for the Plan, but the Class nonetheless votes for the Plan by at least the requisite majorities, the Plan at a minimum must

(1) A Class that is not impaired under the Plan is conclusively presumed to have accepted the Plan. Solicitation of acceptance from unimpaired Creditors thus is not required and is not being undertaken. In this case, classes 1, 2A, 2B, 2C, 2D, 2E, and 2F are conclusively presumed to have accepted the Plan.

                                                       Case No. 03-35966-BKC-PGH

provide that each member of the Class will receive property of a value, as of the Closing Date, that is not less than the amount such Class members would receive or retain if the Debtor were liquidated under chapter 7 of the Bankruptcy Code. The Debtor believes this requirement is met with respect to every Class proposed under the Plan. See "Alternatives to the Plan and Liquidation Analysis," Section IV.B.

         THE BAR DATE FOR FILING PROOFS OF CLAIM WAS SHORTENED BY ORDER OF THE BANKRUPTCY TO DECEMBER 31, 2003. The Debtor may object to Proofs of Claim filed by certain holders of Claims or Interests, may object to certain Claims listed in their Schedules, and/or may seek to equitably subordinate certain Claims. PERSONS WHOSE CLAIMS ARE DISPUTED AT THE DEADLINE FOR VOTING MAY VOTE ON OR OTHERWISE PARTICIPATE IN DISTRIBUTIONS UNDER THE PLAN ONLY TO THE EXTENT THAT THE COURT ALLOWS THEIR CLAIMS. THE COURT MAY TEMPORARILY ALLOW A CLAIM FOR VOTING PURPOSES, BUT THE BURDEN IS ON THE HOLDER OF A CLAIM TO WHICH AN OBJECTION HAS BEEN FILED OR WHICH IS DISPUTED IN THE SCHEDULES TO BRING SUCH A MOTION. The Debtor's Schedules, which list the amounts and characterization of Claims against and Interests in the Debtor, can be inspected at the United States Bankruptcy Court for the Southern District of Florida, Fort Lauderdale Division, 299 East Broward Boulevard, Fort Lauderdale, Florida 33301.

         YOUR BALLOT DOES NOT SET FORTH A CLAIM AMOUNT. WHETHER OR NOT YOU FILL IN AN AMOUNT, THE DEBTOR WILL ONLY COUNT YOUR BALLOT IN THE AMOUNT OF YOUR ALLOWED CLAIM ON JANUARY 9, 2004, OR INTEREST ON DECEMBER 17, 2003. YOU MAY NEED TO FILE A MOTION TO ESTIMATE YOUR CLAIM FOR VOTING PURPOSES IF YOU BELIEVE THE DEBTOR DISPUTES THE AMOUNT OF YOUR CLAIM.

         It is important that all holders of Claims and Interests that are entitled to vote exercise their right to vote to accept or reject the Plan. Even if you do not accept the Plan, you may be bound by the Plan if the requisite holders of Claims and Interests in your Class vote to accept the Plan.

         As set forth above, any Claim or Interest as to which an objection has been filed is not entitled to vote unless the Bankruptcy Court (upon application of the holder to whose Claim or Interest an objection has been made) temporarily allows such Claim or Interest in an amount that it deems proper for the purpose of accepting or rejecting the Plan. Any such application must be heard and finally determined by the Bankruptcy Court on or before January 9, 2004, the deadline for casting ballots. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such vote was not solicited or made in good faith or in accordance with the provisions of the Bankruptcy Code.

         The allowance of any Claim or Interest for purposes of voting on the Plan shall not constitute an allowance of the Claim of Interest for purposes of receiving any distribution pursuant to the Plan. Similarly, any references in the Plan or Disclosure Statement to any Claims or Interests shall not constitute an admission of the existence, nature, extent or the allowance of any Claims or Interests, unless specifically stated otherwise.

         This Plan is the result of extensive negotiation between the Debtor and the Ad Hoc Committee. See Section II.F.1. below. The Debtor and the Creditors Committee believe there is

                                                       Case No. 03-35966-BKC-PGH

no alternative Plan possible at this time which would provide a greater return to creditors and existing shareholders. For this reason, the Debtor and the Creditors Committee strongly urge you to vote in favor of the Plan.

         D.       Confirmation of the Plan With and Without Necessary
                  Acceptances

         Under section 1129(b) of the Bankruptcy Code, if one or more Classes of impaired Claims or Interests do not accept the Plan or are deemed to reject the Plan, the Bankruptcy Court may confirm the Plan only if the Bankruptcy Court finds that the Plan (1) was accepted by at least one Class of impaired Claims (determined without including any acceptance of the Plan by an insider), and (2) does not discriminate unfairly against and is fair and equitable as to all non-accepting impaired Classes. These requirements mean that the Bankruptcy Court must find that, unless all members of a non-accepting impaired Class receive full payment of their respective Claims, no Class that is junior in priority to the non-accepting impaired Class may receive anything under the Plan. The Debtor intends to amend the Plan, if necessary, and seek Confirmation under this standard if there are non-accepting Classes. In the event that any Class of Claims designated herein as unimpaired is held to be impaired and therefore entitled to vote, the Debtor in its discretion may deem such Class to have been rejected, and may seek to confirm its Plan under section 1129(b) of the Bankruptcy Code in lieu of soliciting votes.

         E.       Confirmation Hearing

         Section 1128 of the Bankruptcy Code requires the Court, after notice, to hold a hearing on Confirmation of the Plan (the "Confirmation Hearing").
Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.

         The Confirmation Hearing in respect of the Plan has been scheduled for January 14, 2004, at 9:30 a.m., E.S.T., in the courtroom of the Honorable Paul
G. Hyman, United States Bankruptcy Court, Federal Building, 701 Clematis Street, West Palm Beach, Florida 33401. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to Confirmation must be made in writing and specify in detail the name and address of the objecting party, all grounds for the objection, and the amount of the Claim or Interest held by the objecting party. Objections must be accompanied by a memorandum setting forth the law and facts relied upon in making the objection.

         An objection to Confirmation must be filed with the Bankruptcy Court and served upon all parties who have filed a demand for service under Bankruptcy Rule 2002(i), and upon the following parties, together with proof of service, such that the objection is received no later than 4:00 p.m., E.S.T., on January 9, 2004:

                                                       Case No. 03-35966-BKC-PGH

Tew Cardenas LLP                          Andrews & Kurth L.L.P.
Thomas R. Lehman, Esq.                    Richard Baumfield, Esq.
Lynn Maynard Gollin, Esq.                 450 Lexington Avenue
201 South Biscayne Blvd., Suite 2600      New York, NY 10017
Miami, Florida  33131-4336                Tel.: (212) 850-2800
Tel.: 305 536-1112                        Fax: (212) 850-2929
Fax: 305 536-1116
                                          Counsel to the Creditors Committee
Counsel to the Debtor

Heidi A. Feinman, Senior Attorney         Greenberg Traurig, P.A.
Office of the U.S. Trustee                Brian K. Gart, Esq.
Room 1204                                 401 East Las Olas Boulevard #2000
51 S. W. First Avenue                     Fort Lauderdale, Florida 33301
Miami, Florida  33130                     Tel.: (954) 786-8212
Tel.: (305) 536-7285                      Fax:  (954) 759-5512
Fax.: (305) 536-7360

                                          Counsel for CIT Group/Business Credit,
                                          Inc.

II.      THE COMPANY/INDUSTRY

         A.       Business - General

         The Debtor was incorporated under the laws of Michigan in 1973 and reincorporated under the laws of Florida in 1993. The Debtor's principal executive offices are located at 13700 Reptron Boulevard, Tampa, Florida 33626, and its telephone number is (813) 854-2000. The Debtor is an electronics manufacturing services ("EMS") company comprised of Reptron Manufacturing Services and Reptron Display and Systems Integration.

         B.       The Electronic Manufacturing Services Industry

         The EMS industry has experienced rapid changes over the past several years as an increasing number of original equipment manufacturers ("OEMs") have chosen to outsource printed circuit board assemblies and display product integration and assembly to electronics manufacturing specialists such as Reptron Manufacturing Services and Reptron Display and System Integration. Factors driving OEMs to favor outsourcing to electronics manufacturing specialists include:

         - Reduced Time to Market. Because of the intense competitive pressures and rapidly progressing technology in the electronics industry, OEMs are faced with increasingly short product life-cycles and therefore have a growing need to reduce the time required to bring a product to market. OEMs can reduce their time to market by using an electronics manufacturer's established manufacturing expertise and infrastructure.

         - Minimized Capital Investment. As electronic products have become more technologically advanced, the manufacturing process has become increasingly automated and highly intricate, and manufacturers have had to invest in new

                                                       Case No. 03-35966-BKC-PGH

                  capital equipment at an accelerated rate. By outsourcing to electronics manufacturing specialists, OEMs are able to lower their investment in inventory, facilities and equipment, thereby enabling them to allocate capital to other activities such as sales and marketing and research and development.

         - Focused Resources. Because the electronics industry is experiencing greater levels of competition and more rapid technological change, many OEMs increasingly seek to focus their resources on activities and technologies that add greater value. By offering turnkey manufacturing services and comprehensive electronic assembly, electronics manufacturing specialists permit OEMs to focus on their core business activities, such as product development and marketing.

         - Access to Leading Edge Manufacturing Technology. Electronic products and electronics manufacturing technology have become increasingly sophisticated and complex. OEMs desire to work with electronics manufacturing specialists in order to gain access to their technological expertise in process development and control.

         -        Improved Inventory Management and Purchasing Power.
                  Electronics industry OEMs are faced with increasing difficulties in planning, procuring and managing their inventories efficiently due to frequent design changes, short product life-cycles, large investments in electronic components, component price fluctuations and the need to achieve economies of scale in materials procurement. Electronics manufacturing specialists are able to manage both procurement and inventory, and have demonstrated proficiency in purchasing components at improved pricing.

         - Access to Low Cost Manufacturing. The rapid move towards globalization has caused the electronics industry to be more competitive than ever before. Therefore, OEMs require access to low cost manufacturing regions. Many Electronic Manufacturing Services providers have established facilities in these low cost regions to facilitate access to low cost manufacturing.

         C.       The Debtor's Electronic Manufacturing Services Business

         The Debtor's Electronic Manufacturing Services segment includes Reptron Manufacturing Services and Reptron Display and System Integration. The Debtor entered the EMS business through an acquisition in 1986. Reptron Manufacturing Services currently operates from three locations and represents approximately 94% of the total 2002 EMS sales. Reptron Display and System Integration was acquired in 1999 and operates from a single facility. Reptron Display and Systems Integration represents approximately 6% of total 2002 EMS sales.

         Reptron Manufacturing Services provides turnkey manufacturing services, including the purchase of customer-specified components from its extensive network of component suppliers, assembly of components on printed circuit boards, performance of post-production testing and in certain instances total box build assembly. Reptron Manufacturing Services attempts to perform as much of a given manufacturing process as is feasible and generally does not perform

                                                       Case No. 03-35966-BKC-PGH

labor-only, consignment assembly functions unless management believes that such engagements may provide a direct route to turnkey contracts. Typical manufacturing engagements include medium to high volume assembly of complex products.

         Reptron Manufacturing Services provides design-for-manufacturability engineering services as well as surface mount technology ("SMT") conversion, pin through hole ("PTH") interconnection technologies and printed circuit board layout services for existing products. Reptron Manufacturing Services also provides test process design capabilities that include the design and development of test fixtures and procedures and software for both in-circuit tests and functional tests of circuit boards, components and products.

         The inherent scheduling and procurement challenges in medium volume production of a large number of different circuit board assemblies requires a high level of expertise in material procurement. Reptron Manufacturing Services obtains its electronic components from a wide variety of manufacturers and distributors, and is able to manage its materials procurement and inventory management functions.

         Reptron Display and Systems Integration performs product assembly services for products that include flat panel display technology. It provides various forms of engineering, product burn-in, clean room environments and other services. The Debtor believes that this total service approach promotes customer loyalty.

         Reptron Manufacturing Services follows a well-defined marketing strategy, which includes the following key elements:

         - Target Customers Requiring Complex Printed Circuit Board Assemblies. Reptron Manufacturing Services focuses on complex assemblies in medium-to-high volumes for customers primarily in the telecommunications, healthcare, industrial/instrumentation, banking and office products industries. Reptron Manufacturing Services does not manufacture extremely high volume printed circuit board assemblies for the personal computer, consumer products or automotive industries. Reptron Manufacturing Services targets customers requiring a high number of different circuit board assemblies, thereby seeking to minimize its exposure to any one product made for a specific customer. Reptron Manufacturing Services focuses on the medium-to-high volume batch business because of its reduced volatility. Reptron Manufacturing Services gains access to a significant number of these kinds of customers through its direct sales force and independent manufacturer's representatives.

         - Target Customer Relationships where Reptron Manufacturing Services is the Primary Source. Reptron Manufacturing Services seeks engagements with customers that have decided to strategically outsource substantially all circuit board assembly. Consequently, Reptron Manufacturing Services markets its services as a "partnership" with the customer and encourages the customer to view Reptron Manufacturing Services as an extension of its own manufacturing capabilities. Reptron Manufacturing Services attempts to avoid relationships where Reptron Manufacturing Services is used as an overflow supplier to manage peak volume requirements.

                                                       Case No. 03-35966-BKC-PGH

         - Maintain a Diverse Customer and Industry Base. Reptron Manufacturing Services targets customers primarily in the telecommunications, medical, industrial/instrumentation, banking and office products industries and seeks to maintain a diversity of customers among these industries and within each industry. In addition, Reptron Manufacturing Services believes that the industries that it targets make products that generally have longer life cycles, more stable demand and less price pressure compared to consumer oriented products. Nevertheless, Reptron Manufacturing Services' customers from time to time, experience downturns in their respective businesses resulting in fluctuations in demand for Reptron Manufacturing Services' services.

         - Target Customers Seeking Value-Added Services. Reptron Manufacturing Services offers a wide variety of services in addition to circuit board assembly and total product assembly. Theses services include various forms of engineering and inventory control programs. Reptron Manufacturing Services seeks to include its services offering in customer engagements to avoid a commodity service business model. The Debtor believes that selling these value-added services promotes customer longevity and more profitable customer engagements.

         The marketing cycle for customers meeting these criteria typically spans six-to-twelve months. Additionally, the start-up phase for an engagement may run an additional six months. Typically, during this phase, significant investments are made by Reptron Manufacturing Services and the customer to successfully launch a high number of different, complex circuit board assemblies. Reptron Manufacturing Services works closely with its customers in all phases of design, start-up and production, and through this cooperative effort develops a close working relationship with the customer. These relationships, and the investments made both in time and financial resources by the customer and Reptron Manufacturing Services, the Debtor believes, promotes long-term customer loyalty.

         Reptron Manufacturing Services seeks to maintain diversity within its customer base and industries served. During 2002, Reptron Manufacturing Services' largest three customers represented 22%, 10% and 8%, respectively of Reptron Manufacturing Services' 2002 net sales. During 2001, Reptron Manufacturing Services' largest three customers represented 18%, 11% and 6%, respectively of Reptron Manufacturing Services' 2001 net sales. The following table sets forth the principle industries and the percentage of Reptron Manufacturing Services sales derived from various industries for 2002 and 2001.

          INDUSTRY              2002 % OF SALES          2001 % OF SALES
--------------------------      ---------------          ---------------
Medical                               26%                      22%
Semiconductor Equipment                5%                      14%
Industrial/Instrumentation            16%                      18%
Telecommunications                    16%                      15%
Banking                               14%                      21%
Government                            11%                       0%
Office Products                        5%                       5%
Other                                  7%                       5%

                                                       Case No. 03-35966-BKC-PGH

         D.       The Debtor's Properties

         Reptron Manufacturing Services operates three plants. These manufacturing facilities are equipped with advanced SMT assembly equipment and PTH insertion equipment.

         The Gaylord, Michigan 80,000 square foot manufacturing facility (the "Gaylord Facility") is owned by the Debtor and was constructed in 1988. The Gaylord Facility accounted for approximately 29% of Reptron Manufacturing Services' 2002 net sales.

         The Tampa, Florida 150,000 square foot manufacturing and corporate headquarters facility (the "Tampa Facility") is owned by the Debtor and was completed in the first quarter of 1997. The Tampa Facility is occupied by the Tampa Reptron Manufacturing Services plant and the Debtor's corporate headquarters. The Tampa Facility accounted for approximately 33% of 2002 Reptron Manufacturing Services' net sales.

         Reptron Manufacturing Services leases six buildings in Hibbing, Minnesota, which total 127,000 square feet. These buildings house manufacturing and administrative offices for the Reptron Manufacturing Services operation. The leased premises were acquired by the Debtor when it purchased the assets of Hibbing Manufacturing Corporation. The real property was, and continues to be owned by a partnership comprised of four individuals who managed the operations of the Hibbing Manufacturing Corporation and are now employed by Reptron Manufacturing Services. Additionally, the Debtor owns a 40,300 square foot building in Hibbing, Minnesota which is occupied by Reptron Manufacturing Services (the "Hibbing Facility"). The Hibbing Facility and related buildings accounted for approximately 38% of Reptron Manufacturing Services' 2002 net sales

         Reptron Display and System Integration operates from a 40,000 square foot leased facility in Fremont, California (the "Fremont Facility"). The Fremont Facility houses the manufacturing and administrative offices for the Reptron Display and System Integration operation in Fremont. The lease on the Freemont Facility expires in July 2004.

         E.       Summary of Pre-Petition Capital Structure of the Debtor

                  1.       Congress Loan Agreement

         As of the Petition Date, the Debtor and Congress Financial Corporation, as agent for certain lenders identified therein ("Congress"), were parties to that certain Loan and Security Agreement dated October 10, 2002, as amended (the "Congress Loan Agreement"), by which Congress initially made available to Debtor a $60 million revolving credit facility through October 10, 2005. The Congress Loan Agreement contained certain covenants, including a minimum quarterly measure of earnings before interest, taxes, depreciation and amortization ("EBITDA"), as defined by the Congress Loan Agreement.

         The Debtor did not meet the EBITDA covenants required under the Congress Loan Agreement for the calendar quarters ending December 31, 2002, March 31 and June 30, 2003. Additionally, the Debtor was in default of the Congress Loan Agreement as a result of its default under the Old Notes Indenture (see below). In August, 2003, the Debtor and Congress executed an agreement with an effective date of June 30, 2003, which, among other things, reduced the amount of revolving credit available under the Congress Loan Agreement from $60 million to

                                                       Case No. 03-35966-BKC-PGH

$35 million (the "Forbearance Agreement"). On October 21, 2003, the
Debtor and Congress executed a second agreement, which, among other things, further reduced the amount of revolving credit available under the Congress Loan Agreement from $35 million to $20 million (the "Second Amendment"). Although Congress has not waived the Debtor's existing defaults under the Congress Loan Agreement, in the Forbearance Agreement, Congress agreed to forbear from exercising its rights as a secured lender until the earlier of (i) the occurrence of an additional default under the Congress Loan Agreement or (ii) October 31, 2003. The Congress Loan Agreement, as amended by the Forbearance Agreement and the Second Amendment, substitutes the quarterly EBITDA covenant with a covenant requiring minimum cumulative EBITDA measured monthly commencing July 31, 2003. The Debtor was in compliance with the minimum cumulative monthly EBITDA covenant as of September 30, 2003.

         Borrowings under the Congress Loan Agreement are collateralized by substantially all assets of the Debtor including inventory, accounts receivable, equipment and general intangibles and certain of its real property. The Congress Loan Agreement limited the amount of capital expenditures and prohibits the payment of dividends without the lenders' consent. On the Petition Date, there was approximately $7.6 million outstanding under the Congress Loan Agreement. As discussed in detail below see Section II.G.1, on October 31, 2003, the Debtor paid all amounts due and owing under the Congress Loan Agreement and the Release Agreement pursuant to the Court's Interim Order Approving DIP Financing (the "Interim DIP Financing Order").

                  2.       Other Secured Debt

                           (a)      Gaylord Facility Claim

         On or about July 5, 1988, the Debtor as borrower and Harris Trust of New York, as Trustee for the Northeast Michigan Development Company, entered into that certain $361,000 debenture (the "Gaylord Facility Debenture"). All amounts due and owing under the Gaylord Facility Debenture are guaranteed by the Small Business Administration and are secured by a Lien on the Gaylord Facility and certain identified personal property located on the premises. As of September 30, 2003, there was approximately $170,000 in principal outstanding under the Gaylord Facility Debenture. The Debtor is current with its obligations owed to the Gaylord Facility Debenture.

                           (b)      Hibbing Facility Claim

         On or about April 1, 2002, the Debtor as buyer and the State of Minnesota as seller entered into that certain contract for deed (the "Hibbing Facility Contract"). All amounts due and owing under the Hibbing Facility Contract are secured by a Lien on the Hibbing Facility. As of September 30, 2003, there was approximately $450,000 outstanding in principal under the Hibbing Facility Contract. The Debtor is current with its obligations owed pursuant to the Hibbing Facility Contract.

                           (c)      Tampa Facility Claim

         On or about February 29, 2000, the Debtor as borrower and General Electric Capital Business Asset Funding Corporation as lender entered into that certain $4 million Commercial Mortgage Agreement and Promissory Note (the "Tampa Promissory Note"). All amounts due

                                                       Case No. 03-35966-BKC-PGH

and owing under the Tampa Promissory Note are secured by a Lien on the Tampa Facility. As of September 30, 2003, there was approximately $3,510,000 outstanding in principal under the Tampa Promissory Note. The Debtor is current with its obligations owed to General Electric Capital Business Asset Funding Corporation on the Tampa Promissory Note.

                           (d)      Transamerica Claim

         The Debtor, as lessee, is a party to that certain December 18, 2000 Master Lease Agreement (the "Master Lease") with Transamerica Equipment Financial Services Corporation, as assignee of Celtic Leasing Corp (the "Transamerica Equipment Lease"). All amounts due and owing under the Transamerica Equipment Lease are secured by the equipment identified on the schedules to the Master Lease. As of September 30, 2003, there was approximately $445,000 in principal outstanding under the Transamerica Equipment Lease. The Debtor is current with its obligations owed to Transamerica Equipment Financial Services Corporation, as assignee of Celtic Leasing Corp on the Transamerica Equipment Lease.

                           (e)      Miscellaneous Secured Claims

         This class consists of all Secured Claims other than the Congress Claim, the Transamerica Claim, the Tampa Facility Claim, the Hibbing Facility Claim and the Gaylord Facility Claim. The Debtor is current with its obligations owed to each holder of a Miscellaneous Secured Claim. The Miscellaneous Secured Claims include lease financing agreements with Lease Finance Group, Inc. and Ikon Office Solutions, Inc. The Debtor believes that the total principal amount of Allowed Miscellaneous Secured Claims will be approximately $200,000.

         There are several former secured creditors of the Debtor which have neglected to terminate their UCC's. In California those former creditors are:
Winthrop Resources Corporation; Samsung Semi-Conductor, Inc.; and Congress. In Michigan the former creditors are: National City Bank of Michigan; and Winthrop Resources Corporation. In Minnesota the former creditor is Winthrop Resources Corporation. In Florida the former creditors are: Heller Financial Inc.; De Lage Landen Finance, Inc. f/k/a Data General Corp.; Winthrop Resources Corporation; Great America Leasing Corporation; BCL Capital; Arrow Electronics, Inc.; and Agilent Technologies, Inc. The Debtor has paid each of these secured creditors in full, they will receive no distribution under the Plan, and will be required to file UCC-9 termination statements as necessary in each of the respective states (and counties) where their UCC's are on record as being filed.

                  3.       Old Notes

         The Debtor and U.S. Bank, as successor to Reliance Trust Company (the "Old Notes Indenture Trustee"), are parties to that certain Indenture, dated as of August 4, 1997 (the "Old Notes Indenture"), by which the Debtor issued its
6 3/4% Convertible Subordinated Notes due 2004 (the "Old Notes"). There are approximately 160 holders of Old Notes, including Old Notes held in "Street Names." As of September 30, 2003, there was outstanding approximately $76,315,000 million in principal of Old Notes. The holders of the Old Notes have the right to convert any portion of the principal amount of the outstanding Old Notes into shares of the Debtor's common stock at any time prior to the close of business on August 1, 2004, at a

                                                       Case No. 03-35966-BKC-PGH

conversion rate of 35.0877 shares of common stock per $1,000 principal amount of the Old Notes (equivalent to a conversion price of approximately $28.50 per share).

         The Debtor failed to make the February 1, 2003 and the August 1, 2003 interest payments due to holders of the Old Notes. The Debtor did not have adequate liquidity to make these interest payments. Because the Debtor was unable to make the February 1, 2003 payment on or before March 5, 2003, under conditions described in the Old Notes and under the Old Notes Indenture, the outstanding principal indebtedness of the Old Notes could have been accelerated and become immediately due and payable.

                  4.       Non-Trade Vendor Unsecured Indebtedness

         The Debtor believes that there are miscellaneous non-Trade Vendor General Unsecured Claims (excluding holders of Old Notes) include, service companies, accountants, lawyers, and other small non-Trade Vendor vendors. Many of these claimants are owed less than $500.00 each. As of the Petition Date, the Claims of non-Trade Vendor General Unsecured Claims (excluding holders of Old Notes) aggregated $600,000 to $1 million. Non-Trade Vendor General Unsecured Claims shall be treated in Class 4 of the Plan. See Section III(C)(9).

                  5.       Trade Vendor Unsecured Indebtedness

         Before the Petition Date and in the ordinary course of its business, the Debtor incurred certain unsecured debt to suppliers ("Trade Vendor Claims") to the Debtor of product needed for its manufacturing business ("Trade Vendors"). The Trade Vendors provide the Debtor with, among other things, essential parts, equipment, sole source parts, customer specified parts, and support. As of the Petition Date, there were outstanding approximately $17 million of Trade Vendor Claims against the Debtor, including the Claims of approximately forty four (44) of the Debtor's most critical vendors (the "Critical Trade Vendor Claims" and "Critical Trade Vendors", respectively).

         F.       Events Precipitating Chapter 11 Petition

                  1. The Weak Economy and Affect on Debtor's Operations

         During 2001 and 2002, the United States economy experienced little to no growth. The electronics industry was particularly hard hit. Many companies in the electronics industry, including the Debtor, experienced significant contraction due to adverse market conditions. Although the Debtor put into place various cost-cutting measures to address these market conditions, these measures were insufficient to compensate for the significant reductions in its sales and earnings. As a result, the Debtor was not in compliance with certain covenants in the Congress Loan Agreement as of December 31, 2002. After the Debtor and Congress entered into the initial Forbearance Agreement, some of the advance ratios provided in the Congress Loan Agreement were made more restrictive, thereby reducing the Debtor's liquidity. As a consequence of the Debtor's deteriorating financial condition, the Debtor did not have adequate liquidity to make the interest payment due on February 1, 2003 to the holders of Old Notes. Because the Debtor was unable to cure this default on or before March 5, 2003, an "Event of Default" occurred under the Old Notes Indenture giving rise to the possibility that the outstanding principal amount of the Old Notes could be accelerated and become immediately due and payable. These defaults, as well as the Debtor's weakening financial condition, resulted

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                                                       Case No. 03-35966-BKC-PGH

in some of the Debtor's Trade Vendors limiting the amount of credit extended to the Debtor or reduced the time for payment of credit extended, putting additional pressure on the Debtor's overall financial condition.

                  2. The Ad Hoc Committee/Pre-Negotiated Plan

         After the Debtor failed to make the February 1, 2003 interest payment due to the holders of the Old Notes, the Ad Hoc Committee was formed to discuss with the Debtor possible alternatives for restructuring the indebtedness. The Ad Hoc Committee represented approximately 56% of the total outstanding principal due under the Old Notes. The Ad Hoc Committee was comprised of Camden Asset Management, Wachovia, First Pacific and Hal Purkey, each of which is a holder of Old Notes.(2) The Ad Hoc Committee retained Andrews & Kurth LLP as its legal counsel ("Andrews & Kurth") and the Debtor engaged Vincent Addonisio of Regency Strategic Advisors, Inc. to assist in the negotiations with the Ad Hoc Committee.

         On or about July 24, 2003, following extensive negotiations the Debtor reached an agreement with the Ad Hoc Committee as to a restructuring, the terms of which (for the most part) are embodied in the Plan. In connection therewith, the Debtor entered into lock-up agreements with the members of the Ad Hoc Committee and various other noteholders, who collectively hold approximately $57 million of principal amount of outstanding Old Notes. Pursuant to the lock-up agreements, the members of the Ad Hoc Committee and the Debtor agreed, among other things, and subject to certain conditions, that each member of the Ad Hoc Committee would vote all of their respective Claims in support of the Plan. The Debtor also agreed to pay the fees and expenses of Andrews & Kurth. Prior to the Petition Date, the Debtor fulfilled this obligation and paid all attorneys fees and expenses due for a total approximate sum of $125,000.

         The lock-up agreements expired on September 15, 2003.(3) The parties who signed the agreements have continued to support the Debtor during the reorganization process although they are no longer bound by the terms of the lock-up agreements. As such, the Debtor is confident that the that the members of the Ad Hoc Committee (several of whom now serve as members of the Creditors Committee) will vote in favor of the Plan.

         The Plan contemplates the conversion of a substantial portion of the Debtor's long-term debt into equity. The Debtor's unsecured debt of approximately $77 million will be exchanged for 95% of the New Common Shares(4) of the Debtor and $30 million of New Notes. Common

(2) The Ad Hoc Committee was not a committee approved by the Bankruptcy Court.

(3) The existence of the lock-up agreements is disclosed in this Disclosure Statement to demonstrate the efforts expended pre-Petition Date to formulate the terms for a pre-negotiated Plan among the Debtor and the members of the Ad Hoc Committee, a group that holds $57 million of the total approximate $76 million principal amount of the Old Notes. The support of the Ad Hoc Committee was essential to the Debtor's reorganization efforts. Notwithstanding, the existence of the lock-up agreements should not be relied upon in determining whether to vote to accept or to reject the Plan.

(4) The Debtor and its consultants estimate the price per share will be $3.70 which amount reflects a 20% discount on the price per share based upon current trading.

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                                                       Case No. 03-35966-BKC-PGH

Equity Interest holders will receive 5% of the New Common Shares in exchange for their existing shares, which will be cancelled. Secured Creditors will not be impaired by the Plan. Attached as Exhibit 6 to this Disclosure Statement is the Debtor's Going Concern Valuation of the Debtor's Business.

                  3. Sale of Distribution Business

         On June 13, 2003, the Debtor sold certain assets of its former Electronic Components Distribution Division ("ECD") to Jaco Electronics, Inc. ("Jaco") for approximately $9.2 million, consisting of approximately $5.6 million in cash paid to the Debtor at closing and the assumption of certain liabilities by Jaco totaling approximately $3.6 million. The sale included substantially all of the assets of ECD (with the exception of receivables) and consisted primarily of inventory and equipment. Jaco assumed identified accounts payable of ECD and the obligations under identified assigned contracts. The proceeds of the sale of ECD were applied to reduce the Debtor's obligations under the Congress Loan Agreement.

                  4. Sale of Module Division

         On October 27, 2003, the Debtor sold certain assets of its former Reptron Computer Products division ("RCP") to All Components, Inc. ("ACI") for net cash at closing of approximately $6,950,000. The Debtor has the ability to earn an additional $250,000 of goodwill if sales to a new customer exceed $3.5 million in the twelve months following the closing of the transaction. The Debtor agreed to indemnify ACI up to $1.25 million for (i) breaches of the Debtor's representations and warranties in its agreement with ACI and (ii) a potential judgment arising out of an avoidance action filed against ACI. The indemnity is outstanding for two years from the date of closing. Under the terms of the parties' agreement, ACI is entitled to hold back for one year $750,000 of the gross purchase price it was obligated to pay for RCP as collateral for the Debtor's remaining obligations under the asset purchase and sale agreement, after which such funds will be due and payable to the Debtor. The sale to ACI included substantially all of the assets of RCP. The proceeds of the sale of RCP were applied to reduce the Debtor's obligations under the Congress Loan Agreement.

                  5. Reptron Officers' Agreements to Terminate Employment

         Leigh A. Lane, Michael L. Musto's daughter served as Reptron's secretary and was a director from 1994 to 2003. Previously, Ms. Lane has served in a number of administrative positions, including Operations Manager (1989-1991) and Corporate Credit Manager (1991-2003). In connection with Reptron's streamlining of operations, on September 30, 2003 Ms. Lane entered into a severance agreement with the Debtor ("Lane Agreement"). Pursuant to the Lane Agreement, Ms. Lane was paid one year of severance in the amount of $120,000.00 and was released from any non-compete agreements she had with the Debtor. In exchange, Ms. Lane waived the balance of the severance she was entitled to receive under her employment agreement and agreed that she will not be entitled to any recovery under the Plan or otherwise resulting from any employment or severance agreement between her and the Debtor.

         Michael A. Musto, Michael L. Musto's son, was employed for more than 15 years by Reptron pre-Petition Date, most recently in a sales supervisory position. In connection with Reptron's streamlining of operations, on June 10, 2003 Michael A. Musto entered into a severance agreement with the Debtor ("Musto Jr. Agreement"). Pursuant to the Musto Jr.

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                                                       Case No. 03-35966-BKC-PGH

Agreement, Michael A. Musto was paid one year of severance in the amount of $201,356.06 and was released from any non-compete agreements he had with the Debtor. In exchange, Michael A. Musto waived the balance of the severance he was entitled to receive under his employment agreement and agreed that he will not be entitled to any recovery under the Plan or otherwise resulting from any employment or severance agreement between he and the Debtor.

                  6. Merger of Lake Superior Merger/Hibbing Electronics Corp
                     into Reptron

         On October 14, 2003, Lake Superior Merger Corporation ("Lake Superior"), a corporation organized under the laws of the state of Florida, and Hibbing Electronic Corporation ("Hibbing Electronic"), a corporation organized under the laws of the state of Minnesota, were merged into the Debtor, with the Debtor being the surviving corporation (the "Lake Superior/Hibbing Electronic Merger"). Before the Lake Superior/Hibbing Electronic Merger was effected, Lake Superior was a wholly owned, non-operating subsidiary of the Debtor. Lake Superior's sole asset was its interest in its wholly owned subsidiary, Hibbing Electronics, which was the owner of certain equipment located at the Debtor's Hibbing Facility.

         G.       Significant Events of the Chapter 11 Case

                  1. DIP Facility and Amendments to Financing Statement

                           (a) Interim Order Approving DIP Facility and
                               Amendment to Financing Agreement

         The preservation, maintenance and enhancement of the going concern value of the Debtor's business are crucial to the Debtor's reorganization. However, without adequate post-petition financing, the Debtor would have lacked sufficient working capital to operate. As part of its pre-negotiation of the Plan, the Debtor entered into discussions, but was unable to reach agreement, with Congress, the Debtor's largest secured creditor, for Congress to provide the Debtor with the debtor-in-possession financing it would need during the Chapter 11 Case. Accordingly, the Debtor sought alternative sources of debtor-in-possession financing.

         After substantial negotiation, the Debtor reached an agreement with the CIT Group/Business Credit, Inc. ("CIT") to fund the Debtor's post-petition operations. CIT agreed to provide the Debtor with up to $20 million of post-Petition Date financing in the form of revolving advances and a letter of credit sub-line. The Debtor's obligations under the DIP Facility are secured by first priority liens on and security interests in all of the Debtor's assets except for the Tampa and Gaylord Facilities. The DIP Facility also is secured by a junior lien on and security interest in the Debtor's Tampa and Gaylord Facilities. Such obligations also are entitled to the status of super-priority administrative claims in the Chapter 11 Case pursuant to sections 364(c)(2) and 507(b) of the Bankruptcy Code, senior to all pre- and post-petition Claims in the Chapter 11 Case save certain "carve outs" for professional fees and expenses, Court fees and quarterly fees of the U.S. Trustee pursuant to 28 U.S.C. Section 1930. The ability of the Debtor to incur financing under the DIP Facility is subject to and limited by a monthly budget approved by CIT and disclosed to the Bankruptcy Court.

         Under the terms of the DIP Facility, the Debtor's initial borrowings under the DIP Facility were used to pay in full the pre-Petition Date Claims of Congress and ordinary course of business payments to the Critical Vendors, as well as to fund the Debtor's operations post-

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                                                       Case No. 03-35966-BKC-PGH

Petition Date. On October 30, 2003, the Bankruptcy Court entered an order approving the terms of the DIP Facility on an interim basis with a cap of $15 million (the "Interim DIP Financing Order"). Thereafter, the Interim DIP Financing Order was amended by order of the Bankruptcy Court on October 31, 2003 (the "Amended Interim DIP Financing Order").

                           (b) Final Order Approving DIP Facility and Amendment
                               to Financing Agreement

         On November 13, 2003, the Debtor agreed to amend the DIP Facility to include, among other things, a provision for additional "Events of Default" (the "First Amendment to the Financing Agreement"). Pursuant to the First Amendment to the Financing Agreement, an event of default will occur if an order approving the Disclosure Statement is not entered on or before December 31, 2003, the order confirming the Debtor's Plan is not entered on or before February 13, 2004, or the closing on funding of exit financing does not occur on the eleventh day after the Confirmation Order is entered. The Debtor and CIT consider the amendment, with respect to the addition of Events of Default under the DIP Facility, a material change (as that term is defined in the Amended Interim DIP Financing Agreement). Accordingly, on November 14, 2003, the Debtor filed with the Bankruptcy Court a Notice of Amendment of the DIP Facility. The final hearing on approval of the DIP Facility was conducted by the Bankruptcy Court on November 19, 2003, at which hearing the Bankruptcy Court entered an Order approving the DIP Facility and Amendments thereto (the "Final DIP Financing Order").

                           (c) Third Amendment to Financing Agreement

         The Debtor's worker's compensation insurance company, Hartford Fire Insurance Company ("Hartford") is the beneficiary of a Congress Letter of Credit (the "Hartford L/C"). The face amount of the Hartford L/C is $950,000. Congress holds $950,000 in cash collateral to secure the Debtor's obligations to Congress arising from the issuance of the Hartford L/C. The Hartford L/C expires on December 31, 2003. If a replacement letter of credit is not issued to Hartford by an acceptable bank that secures Hartford's pre- and post-Petition Date debt, the Hartford L/C may be drawn upon or the Debtor's worker's compensation coverage will be compromised.

         CIT agreed to arrange for the issuance of a replacement letter of credit to Hartford from J.P. Morgan/Chase Bank (the "CIT L/C") to secure Hartford's pre- and post- Petition Date debt, and upon delivery of the CIT L/C to Hartford, Hartford will hold a valid, perfected security interest in such CIT L/C which secures both its pre- and post- Petition Date debt. The Third Amendment to the Financing Agreement requires the Debtor to provide CIT with cash collateral equal to 110% of the face amount of the CIT L/C. Once the CIT L/C is issued and delivered to Hartford, the Debtor will arrange for the delivery of the original Hartford L/C and a termination letter from Hartford to Congress which, once received by Congress, will trigger the release of $950,000 of cash collateral. The Debtor filed a motion to approve the third amendment to the financing agreement and the Court entered an order granting the motion on December 17, 2003.

                  2. Engagement of Professionals

         On October 30, 2003, the Debtor received Court authorization to retain Tew Cardenas, L.L.P. as bankruptcy counsel for the Debtor and Chuck Scheiwe of Pathway Business Consulting, to act as CFO for Reptron and assist the company through the bankruptcy

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                                                       Case No. 03-35966-BKC-PGH

proceeding. On November 19, 2003, Debtor received Court authorization to retain Holland & Knight LLP and William L. Elson, Esq. as special counsel to the Debtor to handle tax, and transactional matters in the Chapter 11 Case, and to retain Grant Thornton as its auditor, tax advisor and financial advisor. On November 17, 2003, the Bankruptcy Court approved the retention of Andrews & Kurth as counsel for the Creditors Committee, nunc pro tunc, to the Petition Date.

                  3. First Day Motions

         On the Petition Date, the Debtor filed a number of motions (the "First Day Motions") to help maintain the Debtor's business operation without interruption, maintain vendor and supplier confidence, and boost employee morale. The First Day Motions were heard by the Bankruptcy Court on October 30, 2003. A brief discussion of the First Day Motions follows:

                           a.       The Utilities Motion

         The Debtor filed a motion prohibiting utilities from altering, refusing or discontinuing service on account of pre-petition indebtedness, authorizing the Debtor to pay unpaid pre-petition invoices and establishing procedures for the provision of additional adequate assurance of payment for future utility services (the "Utilities Motion"). An interruption in the Debtor's utilities would have disrupted operations and threatened the Debtor's manufacturing operations. The Court approved the Utilities Motion by Order entered October 30, 2003.

                           b.       The Cash Management Motion

         The Debtor filed a motion for authorization to maintain its existing corporate bank accounts and to continue using its existing business forms and cash management systems ("Cash Management Motion"). The transition from pre-Petition Date bank accounts to post-Petition Date accounts immediately upon filing for bankruptcy protection and changing and purchasing new invoices and checks to reflect Reptron was a DIP would have been expensive and a hardship for the Debtor. Furthermore, CIT the Debtor's depository accounts were all lockbox accounts and to change those accounts would have caused considerable delay in the Debtor receiving payments from customers. Thus, the Debtor requested and was granted preliminary relief by the Court on October 30, 2003 to: maintain its pre-Petition Date accounts (with the exception of its disbursement operating accounts which were to be gradually closed); and to preserve its cash management system. Final relief was granted by the Court on November 19, 2003.

                           c.       Wage/Benefits Motion

         The Debtor filed a motion for authorization to pay pre-petition wages, salaries, benefits and reimbursable expenses and authorizing banks to honor checks in payment of employee obligations ("Wage/Benefits Motion"). The Wage/Benefits Motion was necessary to continue the operations of the Debtor without interruption and to maintain employee morale. The Court granted the relief requested in the Wage/Benefits Motion at a hearing held October 30, 2003.

                           d.       Critical Trade Vendor Motion

         The Debtor filed a motion for authorization to pay certain Critical Trade Vendor Claims ("Critical Trade Vendor Motion") in the ordinary course of business and pursuant to customary

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                                                       Case No. 03-35966-BKC-PGH

trade terms which existed between the Debtor and the respective vendors pre-Petition Date. The Critical Trade Vendor Claims the Debtor sought to have paid in this manner totaled approximately $8.6 million on the Petition Date.

         The Debtor believed that finding replacement vendors would be an arduous and lengthy process. Even if replacement vendors could have been located, the Debtor would have been unfamiliar with them and the quality of the goods provided could suffer. Moreover, many of the Debtor's customers have contractually specified that components originate from certain Trade Vendors. Thus, the Debtor cannot use alternative vendors and remain in compliance with its contractual obligations. Based on the Debtor's substantial experience with its Trade Vendors, the Debtor believed that its contracts with the Trade Vendors were, and remain at competitive rates and terms and that continuation of business on the same or better terms will help stabilize the Debtor's business operations. Furthermore, certain of the Debtor's Trade Vendors are small businesses for whom the Debtor is a large customer. The Debtor believes that absent payment of amounts due pre-petition, many of these small businesses would refuse to continue its business relationship with the Debtor during the Chapter 11 Case and thereafter; thereby impairing the Debtor's ability to operate and potentially, the success of the Debtor's reorganization.

         On October 30, 2003, the Court granted the relief requested in the Critical Trade Vendor Motion and authorized the Debtor to pay in the ordinary course of business, in the Debtor's discretion, the $8.6 million owed to Critical Trade Vendor on their Claims; but only to the extent that each such Critical Trade Vendor agreed to provide the Debtor with post-petition goods according to each such Critical Trade Vendor's pre-Petition Date customary trade terms. A total of $8.4 million of Trade Vendor Claims remain outstanding.

                  4. Shortened Claims Bar Date

         During the October 30, 2003 hearing on First Day Motions, the Debtor informed the Bankruptcy Court that it was hoped that confirmation of the Plan would occur before the end of January 2004 and to accomplish this goal, a shortened claims bar date was needed. The Bankruptcy Court agreed and announced it would consider a motion to shorten the claims bar date, without the necessity of a hearing, upon the Debtor's filing of such a motion and order with the Bankruptcy Court. On November 6, 2003, the Debtor filed a motion for order shortening the time by which proofs of claim must be filed, establishing a claims bar date, and directing the clerk of the Bankruptcy Court for the Southern District of Florida to include the shortened claims bar date in the 341 Meeting Notice (the "Claims Bar Date Motion"). On November 12, 2003, the Bankruptcy Court entered an Order granting the Debtor the relief sought in its Claims Bar Date Motion and established the Claims Bar Date for filing proofs of Claim in the Debtor's Chapter 11 Case with the Clerk of the Bankruptcy Court to be 4:00 p.m. on December 31, 2003.

                  5. Motions to Reject Executory Contracts and Commercial Leases

         The Debtor is scaling back operations to the extent possible. Prior to filing for bankruptcy protection, the Debtor leased premises in Nevada from Northwestern Investment Management Company (the "Nevada Lease"). The Debtor vacated the premises prior to the Petition Date and turned the keys to the premises over to Northwestern Investment Management Company. On October 28, 2003, the Debtor filed a motion with the Bankruptcy Court to reject the Nevada Lease Effective as of the Petition Date. The Debtor's motion to reject the Nevada Lease was granted by the Court at a hearing conducted on November 19, 2003.

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                                                       Case No. 03-35966-BKC-PGH

         The Debtor has also filed motions to reject unexpired non-residential leases of property which the Debtor no longer occupies or has no further need for the space. Specifically, the unexpired non-residential leases of property the Debtor is seeking to reject are: the First Industrial, L.P. lease, premises located in Duluth, Georgia (vacated by Debtor September 30, 2003); the Tampa Bay Arena, L.P. lease of a suite in the Tampa Bay Arena; the Tampa Tri-County Flexxspace, Ltd. (the "Tampa Tri-County Lease") , premises located in Tampa, Florida (vacated by Debtor December 3, 2003); and the FGH Corporate Park Ltd. Lease, premises located in Huntsville, Alabama (vacated by Debtor November 30,
2002) (collectively, the "Leases").

         The Debtor also filed motions to reject employment agreements with Sam Hall and Richard Dale. Mr. Hall and Mr. Dale were employed by a Reptron division which was sold pre-Petition Date and their services are not needed by the Debtor. The final motion to reject filed by the Debtor is the executory contract with William Kempp. Prior to the Petition Date, Mr. Kempp was a pilot employed by the Debtor. Mr. Kempp and the Debtor entered into a severance agreement, which agreement is the subject of the Debtor's motion to reject (collectively, the respective contracts are referred herein as the "Executory Contracts").

         The Debtor's motions to reject the Leases and Executory Contracts are scheduled for hearing on January 7, 2004.

                  6. United States Trustee's Motion to Transfer Venue of the
                     Debtor's Case

         On November 13, 2003, the United States Trustee ("U.S. Trustee") filed a motion with the Bankruptcy Court to transfer the Debtor's Chapter 11 Case to the United States Bankruptcy Court for the Middle District of Florida or, in the alternative, motion to dismiss the Chapter 11 Case for improper venue (the "Venue Motion"). The Debtor disputes that venue of its Chapter 11 Case does not lie in the Southern District of Florida. The hearing on the Venue Motion is scheduled for January 24, 2004.

                  7. ACI/Consumer Rebate

         On November 19, 2003 the Debtor filed a motion requesting authorization for the Debtor to enter into a rebate processing agreement with Continental Promotion Group Inc. ("Continental") and to pay the Debtor's consumers $600,000 in retail customer rebates (the "Rebate Motion"). After an evidentiary hearing held on November 26, 2003, the Bankruptcy Court denied the Rebate Motion. Thereafter, the Debtor made demand upon ACI to promptly pay the consumer rebates. ACI claims that the Debtor's failure to pay the consumer rebates is a breach of the October 24, 2003 Asset Purchase Agreement. The Creditors Committee disputes the Debtor beached the agreement. Recently, the Debtor learned that the consumer rebates were paid by ACI.

                  8. Administrative Expense Claims Bar Date

         On December 9, 2003, the Debtor filed a motion requesting that the Bankruptcy Court fix January 9, 2004 (the "Administrative Expense Claim Bar Date") as the bar date for filing certain administrative expense claims and approve the form of notice of the administrative expense claims bar date (the "Administrative Expense Claims Bar Date Motion"). An Administrative Expense Claim Bar Date is needed for the Debtor to determine amounts necessary for

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                                                       Case No. 03-35966-BKC-PGH

confirmation. On December 17, 2003, the Court granted the relief requested by the Debtor in the Administrative Expense Claims Bar Date Motion.

                  9. Record Date for Voting Purposes/Use of Master Ballots for
                     Beneficial Holders of Notes and Equity Interests

         On December 10, 2003, the Debtor filed a motion requesting that the Bankruptcy Court set a record date for voting purposes, approving use of Master Ballot, and require record holders to provide certain notices of proceedings to beneficial holders of the Debtor"s notes and equity interests (the "Record Date/Master Ballot Motion"). The relief requested in the Record Date/Master Ballot Motion is essential for the purpose of transmitting the Ballots, the Order Approving the Disclosure Statement, the Disclosure Statement, and the Plan to holders of beneficial interests in the Old Notes and Common Equity Interests (the "Solicitation Package"). There are numerous record holders or "Street Names" representing the beneficial holders. The Debtor cannot obtain the names and addresses of the beneficial holders; rather only the record holders can procure this information. Thus, the Solicitation Package must be transmitted to beneficial holders of notes and equity interests through the record holders. The record date for voting purposes is December 17, 2003. As such, it may take until December 23, 2003 for the record holders to obtain a list of beneficial holders of notes and equity interests as of December 17, 2003. Accordingly, the Debtor agreed to pay the cost associated with transmitting the Solicitation Packages to beneficial holders by overnight mail so as to minimize the impact of the short notice period for voting purposes. On December 17, 2003, the Bankruptcy Court granted the relief requested in the Debtor's Record Date/Master Ballot Motion.

                  10. Post-Petition Date Operations

         The Debtor's post-Petition Date operations have been successful and exceeded expectations. See Exhibit 7 to this Disclosure Statement for a description of the Debtor's post-Petition Date operations.

                  11. Power Memory Reclamation Motion

         Power Memory International USA, Inc. ("Power Memory") filed a motion for reclamation (the "Reclamation Motion"). The hearing on the Reclamation Motion was scheduled by the Bankruptcy Court for December 17, 2003. Power Memory timely filed its reclamation demand upon the Debtor seeking (i) a return of product delivered; or, alternatively (ii) payment of the amount due for the product. Thereafter Power Memory filed the Reclamation Motion seeking an Allowed Claim pursuant 11 U.S.C. Section 546 secured by collateral of the Debtor. In response, the Debtor negotiated terms for an agreed order wherein Power Memory shall have an administrative claim, as described under 11 U.S.C. Section 503(b), allowed in the amount of $242,320.00 without offset or deduction of any other kind. On December 17, 2003, the Bankruptcy Court approve the terms of the agreed order.

         H.       Historical Financial Statements

         See the financial statements included in the Debtor's annual report on Form 10-K for the year ended December 31, 2002 (the "Debtor's 10-K"), which is attached to this Disclosure Statement as Exhibit 2.

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                                                       Case No. 03-35966-BKC-PGH

         I. Management Discussion of Financial Results for Years Ended December 31, 2000, 2001 and 2002

         See Item 7 of the Debtor's 10-K, which is attached to this Disclosure Statement as Exhibit 2.

III.     SUMMARY OF THE PLAN

         The Debtor has proposed the Plan in good faith, believing that holders of Claims and Interests will obtain a greater recovery under the Plan than would be available if the Debtor's assets were liquidated under chapter 7 of the Bankruptcy Code.

         The summary of the Plan contained in this Disclosure Statement is not a substitute for, and is qualified in its entirety by, the full text of the Plan itself. ALL CREDITORS, INTEREST HOLDERS, AND THEIR ADVISORS ARE URGED TO READ THE PLAN CAREFULLY IN ITS ENTIRETY. In the event of any discrepancy between the Plan and this Disclosure Statement, the terms of the Plan shall govern.

         A.       General Features of the Plan

         The Debtor believes that the Plan is feasible, fair and equitable, and does not discriminate unfairly among any Claim or Interest holders. The Debtor has proposed the Plan in good faith.

         B.       Unclassified Claims

            1. Administrative Expense Claims

         Except as otherwise provided herein, and subject to CIT's Superpriority Administrative Expense Claim under the DIP Facility, on the Effective Date, or as soon as practicable thereafter, except to the extent that a holder of an Allowed Administrative Expense Claim and the Proponent agree to a different treatment of such Allowed Administrative Expense Claim, the Reorganized Debtor shall pay to each holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Allowed Administrative Expense Claim, provided, however, that (i) other than Administrative Expense Claims which are Allowed by Order of the Bankruptcy Court, Claims of Professionals retained by the Debtor, or the Creditors" Committee whose retention has been approved by the Court, the U.S. Trustee, and CIT, a holder's Administrative Expense Claim shall not become an Allowed Administrative Expense Claim unless the holder of the Administrative Expense files an Administrative Expense Claim with the Bankruptcy Court by Allowed Administrative Expense by the Administrative Expense Claims Bar Date; and (ii) Claims representing liabilities incurred in the ordinary course of business by the Debtor in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtor in Possession, whether or not incurred in the ordinary course of business, shall be assumed and paid by Reorganized Debtor in the ordinary course of business (including all obligations owed to the DIP Lender under the DIP Facility), consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

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                                                       Case No. 03-35966-BKC-PGH

         With respect to fees due the U.S. Trustee, the Debtor shall pay the U.S. Trustee the appropriate sum required pursuant to 28 U.S.C. Section 1930(a)(6) within ten (10) days of the entry of the Confirmation Order for pre-Confirmation Date periods and simultaneously provide the U.S. Trustee an appropriate affidavit indicating the Cash disbursements for the relevant period. The Reorganized Debtor shall further pay the U.S. Trustee the appropriate sum required pursuant to 28 U.S.C. Section 1930(a)(6) based upon all disbursements of the Reorganized Debtor for post-Confirmation Date periods within the time period set forth in 28 U.S.C. Section 1930(a)(6), until the earlier of the closing of the Chapter 11 Case by the issuance of a final decree by the Bankruptcy Court, or upon the entry of an Order by the Bankruptcy Court dismissing the Chapter 11 Case or converting the Chapter 11 Case to another chapter under the Bankruptcy Code, and the party responsible for paying the post-Confirmation Date U.S. Trustee fees shall provide to the U.S. Trustee upon the payment of each post-Confirmation payment an appropriate affidavit indicating all Cash disbursements for the relevant period.

         With respect to the Administrative Expense Claims of Professionals, not later than five (5) business days prior to the Confirmation Date, each Professional seeking compensation or reimbursement under section 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code shall provide the Debtor and the Creditors Committee with a written estimate of the amount of its requested compensation and reimbursement through the Effective Date. On the Effective Date, the Debtor shall establish the Professional Claims Reserve in an amount equal to the aggregate amount of such estimated compensation or reimbursements, unless otherwise previously paid by the Debtor. The funds in the Professional Claims Reserve shall be used solely for the payment of Allowed Professional Fee Claims. If a Professional fails to submit an estimate of its fees in accordance with this Section 8.3, the Reorganized Debtor shall not pay such Professional's Allowed Professional Fee Claim from the Professional Claims Reserve but rather shall pay such claim from any other source available to the Reorganized Debtor. Each Professional retained or requesting compensation in the Chapter 11 Case pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code shall be required to file and serve an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Case on or before ten (10) days after the Effective Date. Objections to any application made under this section 8.3 shall be filed on or before twenty (20) days after the Effective Date and served on the Debtor and the Creditors Committee, the United States Trustee and the requesting Professional. If no objection is filed and served with respect to a Professional's request for compensation and reimbursement of expenses, such Professional Fee Claim shall be paid by the Reorganized Debtor on the twenty-fourth (24th) day after the Effective Date. Otherwise, such Professional Fee Claim shall be paid by the Reorganized Debtor at such time as the objection is resolved or settled by Final Order of the Bankruptcy Court.

         Among the known holders of Administrative Expense Claims are Power Memory, CIT, the Debtor's Professionals, and counsel for the Creditors Committee. Other Administrative Expense Claims will not be known to the Debtor until the Administrative Expense Claims Bar Date (January 9, 2004) has passed. The Debtor estimates the total Administrative Expense Claims (other than CIT's Superpriority Administrative Expense Claim under the DIP Facility) will exceed $500,000.

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                                                       Case No. 03-35966-BKC-PGH

                  2. DIP Financing Claim

         Except as otherwise provided herein or in the Confirmation Order, on the Effective Date, the Reorganized Debtor shall pay the DIP Facility Claim in Cash and the DIP Lenders will release all Liens, Claims and encumbrances against assets of the Debtor arising from or related to the DIP Facility, except the DIP Lender's lien on and possession of cash collateral to secure the Debtor's obligations under the third amendment to the financing agreement and the Hartford L/C to the extent such obligations continue beyond the Effective Date.

                  3. Priority Tax Claims

         The Debtor believes the total amount of Priority Tax Claims to be $0.00. However, Dan McAllister, Treasurer for the Hillsborough County, Florida Tax Collector recorded on April 19, 2003 a Certificate of Tax Lien in the amount of $749.69 plus accruing interest. The Debtor's records do not reflect this amount is owed and will object to the Claim.

         The treatment for Allowed Priority Tax Claims is that on the Effective Date, or as soon as practicable thereafter, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment of such Allowed Priority Tax Claim, the Reorganized Debtor shall, at its option, pay to each holder of an Allowed Priority Tax Claim that is due and payable on or before the Effective Date either (a) Cash in an amount equal to such Allowed Priority Tax Claim, or (b) deferred annual Cash payments over a period not exceeding six (6) years after the date of assessment of such claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim. Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

         C.       Classified Claims

                  1. Class 1 - Other Priority Claims

         Class 1 shall be comprised of all Priority Claims other than Priority Tax Claims. The Debtor believes the total amount of Other Priority Claims to be $0.00. However, the Debtor recently became aware of a possible tax claim of the Gwinett County Tax Commissioner in Lawranceville, Georgia in the amount of $1,735.65. The Debtor is making inquiries regarding the validity of this tax claim.

         The treatment for Class 1 Claims is that on the Initial Distribution Date, or as soon as practicable thereafter, except to the extent that the Proponent and a holder of an Allowed Other Priority Claim agree to a different treatment of such Allowed Other Priority Claim, or except to the extent that such Claim is not due and payable on or before the Initial Distribution Date, each Allowed Other Priority Claim shall be paid in full, in Cash, and shall be considered unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Other Priority Claims which are not due and payable on or before the Initial Distribution Date shall be paid in the ordinary course of business in accordance with the terms thereof.

                  2. Class 2A - the Gaylord Facility Claim

         Sub-Class 2A shall be comprised of the Gaylord Facility Claim. The Gaylord Facility Claim shall be reinstated as of the Initial Distribution Date.

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                                                       Case No. 03-35966-BKC-PGH

                  3. Class 2B - the Hibbing Facility Claim

         Sub-Class 2B shall be comprised of the Hibbing Facility Claim. The Hibbing Facility Claim shall be reinstated as of the Initial Distribution Date.

                  4. Class 2C - the Tampa Facility Claim

         Sub-Class 2C shall be comprised of the Tampa Facility Claim. The Tampa Facility Claim shall be reinstated as of the Initial Distribution Date, but the Tampa Facility Claim loan documents shall be modified to allow for a junior mortgage lien to be granted to the New Indenture Trustee.

                  5. Class 2D - the Transamerica Claim

         Sub-Class 2D shall be comprised of the Transamerica Claim. The Transamerica Claim shall be reinstated as of the Initial Distribution Date.

                  6. Class 2E - Miscellaneous Secured Claims

         Sub-Class 2E shall be comprised of Miscellaneous Secured Claims. Each holder of an Allowed Miscellaneous Secured Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Miscellaneous Secured Claim, in the sole discretion of the Reorganized Debtor, be entitled to any one or a combination of any of the following: (i) on the Initial Distribution Date or as soon as practicable thereafter, receive Cash in an amount equal to such Allowed Miscellaneous Secured Claim; (ii) receive deferred Cash payments totaling at least the Allowed amount of such Allowed Miscellaneous Secured Claim, of a value, as of the Initial Distribution Date, of at least the value of such holder's interest in the Estate's interest in the Collateral securing the Allowed Miscellaneous Secured Claim; (iii) upon abandonment by the Reorganized Debtor, receive all or a portion of the Collateral securing such holder's Allowed Miscellaneous Secured Claim; (iv) receive payments or Liens amounting to the indubitable equivalent of the value of such holder's interest in the Estate's interest in the Collateral securing the Allowed Miscellaneous Secured Claim; or (v) receive such other treatment as the Reorganized Debtor and such holder shall have agreed upon in writing.

                  7. Class 2F - DIP Lender Letter of Credit Claim

         The DIP Lender shall retain its lien in and possession of cash collateral to secure the Debtor's obligations to the DIP Lender under the Hartford Letter of Credit, pursuant to the terms of the Third Amendment to the DIP Financing Agreement, but only to the extent such obligations of the Debtor continue beyond the Initial Distribution Date.

                  8. Class 3 - Trade Vendor Claims

         Class 3 shall be comprised of all Trade Vendor Claims. The Debtor believes that payment of Trade Vendor Claims in full is necessary to maintain ongoing relationships among the Debtor, and its Trade Vendors, thereby preserving and enhancing the Debtor's going concern value for the benefit of all creditors. The list of Class 3 Trade Vendor Claims is attached as Exhibit J to the Plan. Therefore, the total amount of Class 3 Allowed Trade Vendor Claims will be approximately $8.4 million.

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                                                       Case No. 03-35966-BKC-PGH

         Thus, on the Initial Distribution Date or as soon as practicable thereafter, each holder of an Allowed Trade Vendor Claim shall receive Cash in an amount equal to such Allowed Trade Vendor Claim plus interest, to the extent that the agreed terms of a Trade Vendor's contractual relationship with the Debtor entitles such Trade Vendor to collect interest on such amounts. If the amount of the Trade Vendor Claim is not owed in the ordinary course of business, or according to other payment terms as agreed between the Debtor and a holder of a Trade Vendor Claim will be paid in the ordinary course of business, or according to other payment terms as agreed between the Debtor and holder of the Trade Vendor Claim, but in any event such payment shall not be made later than ninety days after the Initial Distribution Date.

                  9. Class 4 - General Unsecured Claims

         Class 4 shall be comprised of General Unsecured Claims. On the Initial Distribution Date, or as soon as practicable thereafter, each holder of an Allowed General Unsecured Claim shall receive, in full satisfaction of such Allowed General Unsecured Claim its Ratable Portion of the General Unsecured Claim Distribution. However, the holder of an Allowed General Unsecured Claim may elect to be treated as a Class 3 Trade Vendor Claim, provided such holder agrees to limit the total payment on its Claim to $500.00.

                  10. Class 5 - Common Equity Interests

         Class 5 shall be comprised of all Common Equity Interests. On the Initial Distribution Date, Common Equity Interests shall be cancelled and on the Initial Distribution Date, or as soon as practicable thereafter, each holder of an Allowed Common Equity Interest shall receive, in full satisfaction of such Allowed Common Equity Interest its Ratable Portion of the Equity Interest Distribution.

                  11. Class 6 - Other Equity Interests

         Class 6 shall be comprised of all Other Equity Interests. Other Equity Interests include, among other things, derivatives such as stock options, warrants, or swaps. On the Initial Distribution Date, Other Equity Interests will be cancelled and holders of Other Equity Interests will receive no distribution under the Plan.

                  12. Executory Contracts and Leases

         Except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, the Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it was a party, unless such contract or lease (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated pursuant to its own terms,
(iii) is the subject of a motion to reject filed on or before the Effective Date, or (iv) is identified as a rejected executory contract or a rejected unexpired lease, as applicable, in Exhibit E to the Plan, as same may be amended from time to time prior to the Confirmation Hearing by the Debtor with the consent of the Creditors Committee. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the executory contract and lease assumptions and rejections described above, effective as of the Effective Date, except for any contract or lease assumed or rejected prior thereto.

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                                                       Case No. 03-35966-BKC-PGH

         Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

         D.       Plan Implementation

                  1. Transactions Contemplated by the Plan

         The Plan is based on the consummation of the transactions contemplated therein, as more fully described in Section [II.D] of this Disclosure Statement.

                  2. Continuation of Business Operations

         The Reorganized Debtor will continue to operate following the Effective Date. The Debtor's projections of the results of their future operations are contained in Exhibit 3 to this Disclosure Statement.

                  3. Management

                           (a) Existing Management

         Set forth below is certain information concerning Reptron's executive officers and directors as of the Petition Date.

                                                                                          YEAR FIRST
                                                                                           BECAME A
      NAME                                  POSITION(S)                        AGE         DIRECTOR
      ----                                  ------------                       ---         --------
Michael L. Musto           Chief Executive Officer, Director                    61           1973

Paul J. Plante             President, Chief Operating Officer, Acting Chief     45           1994
                           Financial Officer, Director

Bonnie Fena                President-Reptron Manufacturing Services             55           n/a

Vincent Addonisio          Director                                             48           2000

Bertram Miner              Director                                             66           2002

         MICHAEL L. MUSTO. Mr. Musto has been Chief Executive Officer and a director of Reptron since its inception in 1973. He was President of Reptron from 1973 to 1999. Prior to

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                                                       Case No. 03-35966-BKC-PGH

1973, Mr. Musto worked for nine years in electronic components distribution for Northland Electronics and Diplomat Electronics.

         PAUL J. PLANTE. Mr. Plante was appointed President of Reptron in December 1999, Chief Operating Officer of Reptron in January 1997, Acting Chief Financial Officer of Reptron in 2001, and has been a director since 1994. Mr. Plante has been employed by Reptron since 1986 and previously served as its Vice President of Finance, Chief Financial Officer and Treasurer (1987-1997). From 1983-1986, he was Controller of K-Byte Manufacturing, which is now part of a division of Reptron. Prior to 1983, Mr. Plante worked for a regional accounting firm (1980-83). Mr. Plante is a Certified Public Accountant and is a graduate of Michigan State University, with a Bachelor of Arts degree in accounting. He also earned an MBA degree from the University of South Florida. Mr. Plante is presently compensated at the annual rate of $278,000 plus benefits.

         BONNIE FENA. Ms. Fena has served as President of Reptron Manufacturing Services Division since April 2002. Prior to her current role, she served as the President of the Reptron Manufacturing Services Hibbing Facility from May 1998 to April 2002. Prior to joining Reptron, Ms. Fena was President of Hibbing Electronics Corporation (1987 to 1998) and from 1974 to 1987 Ms. Fena served as Vice President and co-founder of Hibbing Electronics Corporation.

         VINCENT ADDONISIO. Mr. Addonisio has been a director of Reptron since May 2000. Mr. Addonisio serves as President and Chief Executive Officer of Regency Strategic Advisors, Inc., a position he has held since 2002. Mr. Addonisio served as an executive of CGI Information Technology Services, Inc. (formerly IMRglobal Corp.), a provider of information technology services and solutions from 1998 to 2002. Mr. Addonisio was President of Parker Communications Network, Inc., a privately-held point of sale marketing network company, from 1997 to 1998. Mr. Addonisio holds a Bachelor of Science degree in Accounting from Binghamton University (SUNY) and an MBA from the Georgia Institute of Technology.

         BERTRAM L. MINER. Mr. Miner was appointed to the Reptron Board in December 2002. Mr. Miner has been a self-employed real estate investor since 1986. Prior to 1986, Mr. Miner was Chief Executive Officer of Quality Health Care Centers, Inc. from 1975 to 1986, served as a mortgage loan officer for Percy Wilson & Co. from 1973 to 1974 and practiced law with the law firm of Baskin, Server & Miner from 1961 to 1973.

                  (b) Proposed Board of Directors and Management

         As of the Effective Date, the board of directors of the Reorganized Debtor shall be comprised of Michael L. Musto, Paul J. Plante, Hal Purkey, Steven Scheiwe, Neil Subin and Mark Holliday. Mr. Purkey, Mr. Subin and Mr. Holliday are holders of Old Notes and will be treated as holders of Allowed Class 4 Claims under the Plan. They each have significant experience working with companies emerging from bankruptcy. Mr. Scheiwe is an attorney who has served on many boards and also has significant experience working with companies emerging from bankruptcy. Compensation for the directors will be determined by the Reorganized Debtor's compensation committee pursuant to the Amended and Restated By-laws. See Exhibit A to the Plan.

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                                                       Case No. 03-35966-BKC-PGH

         On the Effective Date, the operations of the Reorganized Debtor shall become the general responsibility of the Board of Directors of the Reorganized Debtor subject to, and in accordance with, the Amended Certificate of Incorporation and Amended By-laws. The term of the directors of the Debtor immediately prior to the Effective Date shall expire on the Effective Date and those directors shall be replaced by the Board of Directors of the Reorganized Debtor.

         On the Effective Date, the Reorganized Debtor shall enter into the Plante Employment Contract with Paul J. Plante. Pursuant to the Plan, Mr. Plante's current employment contract will be rejected and Mr. Plante has agreed to waive his right to file a Claim for any damages he suffers as a result of the rejection of such contract against the Debtor's estate, and further, to receive any distribution or other recovery under the Plan or otherwise. Mr. Plante's compensation will not be less than his current compensation package. The specifics of Mr. Plante's compensation package are currently being negotiated. Other officers will be named by the Reorganized Debtor's board of directors pursuant to the Amended and Restated By-laws of Reptron Electronics, Inc.

                  (c) Proposed Management Stock Option Plan

         On the Effective Date, the Board of the Reorganized Debtor will adopt a new stock option plan which may provide for up to ten percent (10%) of the New Common Stock of the Reorganized Debtor to be distributed to employees, management and directors in accordance with the terms of such plan. Any such plan will dilute the equity interests in the Reorganized Debtor held by Class 4 General Unsecured Claimants and Class 5 Common Equity Interest Holders on a pro rata basis.

                  (d) Proposed Severance Payments

         The Reorganized Debtor will maintain in effect the Debtor's customary employee severance policies, provided however, that such policies shall not apply to Michael L. Musto, who currently is a party to an employment agreement with the Debtor. On the Effective Date, Michael L. Musto will be terminated from employment with the Debtor and his current employment contract will be rejected under this Plan. In exchange, Michael L. Musto will receive a $400,000 severance payment and will continue to have rights to participate under the Reorganized Debtor's health insurance plan until age 65 at his health insurance plan's contribution levels as of the Effective Date. Other than the foregoing, Michael
L. Musto will not be entitled to any distribution or other recovery under this Plan or otherwise for any claim he may have as a result of the rejection of his employment contract or his termination. The foregoing compromise shall be in full satisfaction of any and all Claims that Mr. Musto may have against the Debtor pursuant to his current employment agreement.

            4.       Exit Facility

         On the Effective Date, the Reorganized Debtor shall enter into the Exit Facility with Congress, all or a portion of which shall be used to make distributions under the Plan. The terms of the Exit Facility are included in
Exhibit 8 to this Disclosure Statement.

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

                                                       Case No. 03-35966-BKC-PGH

                  5. Discharge of the Debtor

         Except to the extent otherwise provided herein, the treatment of all Claims against or Interests in the Debtor hereunder shall be in exchange for and in complete satisfaction, discharge and release of all Claims against or Interests in the Debtor of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against its estates or properties or interests in property. Except as otherwise provided herein, upon the Effective Date, all Claims against and Interests in the Debtor will be satisfied, discharged, and released in full in exchange for the consideration provided hereunder. Except as otherwise provided herein, all entities shall be precluded from asserting against the Debtor or the Reorganized Debtor or their respective properties or interests in property, any Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

                  6. Terms and Injunctions or Stays

         The Debtor's Chapter 11 Case was commenced on October 28, 2003. The Confirmation Hearing is on January 14, 2004; seventy-eight (78) days after the Petition Date. The Claims Bar Date is December 31, 2003, just 14 days prior to the Confirmation Hearing. It will be impossible for the Debtor to review and file objections to proofs of Claim prior to the Confirmation Hearing and undoubtedly, other issues will arise post-Confirmation Date which would normally arise prior to confirmation. As a result, the protections afforded by injunctions and or stays under section 105 or 362 of the Bankruptcy Code, or otherwise need to stay in place to allow the Reorganized Debtor the opportunity to complete the bankruptcy process. Therefore, unless otherwise provided in the Plan, all injunctions or stays arising under or entered during the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the 60th day following the Effective Date.

                  7. EXCULPATION

         THE RELEASED PARTIES (AS DEFINED BELOW) SHALL NOT HAVE OR INCUR, AND EACH RELEASED PARTY IS HEREBY RELEASED FROM, ANY CLAIM, OBLIGATION, CAUSE OF ACTION OR LIABILITY TO (i) ONE ANOTHER, (ii) ANY HOLDER OF A CLAIM OR AN EQUITY INTEREST, (iii) ANY OTHER PARTY IN INTEREST, OR (iv) ANY AGENTS, EMPLOYEES, REPRESENTATIVES, FINANCIAL ADVISORS, ATTORNEYS, AFFILIATES, SUCCESSORS AND ASSIGNS OF ANY OF THE FOREGOING PARTIES (THE "RELEASOR PARTIES"), FOR ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO OR ARISING OUT OF THIS CHAPTER 11 CASE, THE SOLICITATION OF VOTES AND PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, THE SOLICITATION AND ISSUANCE OF THE NEW ISSUED COMMON STOCK AND THE NEW NOTES, AND IN ALL RESPECTS SHALL BE ENTITLED TO RELY REASONABLY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES UNDER THE PLAN, PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO RELEASE ANY RELEASED PARTY FROM LIABILITY FOR ACTS OR OMISSIONS THAT ARE THE RESULT OF ACTUAL FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR WILLFUL VIOLATION OF THE SECURITIES LAWS OR THE INTERNAL REVENUE CODE, AND PROVIDED FURTHER, THAT RELEASOR PARTIES NOTE THEIR ACCEPTANCE OF THIS RELEASE IN THEIR BALLOT. RELEASED PARTIES CONSIST OF THE DEBTOR, THE REORGANIZED DEBTOR, THE CREDITORS COMMITTEE, THE AD HOC COMMITTEE, THE OLD NOTES INDENTURE TRUSTEE, AND THE DISBURSING AGENT, AND EACH OF THEIR RESPECTIVE PRESENT OR

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

                                                       Case No. 03-35966-BKC-PGH

FORMER MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, ATTORNEYS, REPRESENTATIVES, FINANCIAL ADVISORS, INVESTMENT BANKERS OR AGENTS IN THEIR CAPACITIES AS SUCH AND ANY OF SUCH PARTIES' SUCCESSORS AND ASSIGNS.

                  8. RELEASES

         AS OF THE EFFECTIVE DATE AND SUBJECT TO ITS OCCURRENCE, EXCEPT AS OTHERWISE PROVIDED IN THIS PLAN, EACH RELEASED PARTY SHALL HAVE DEEMED TO HAVE BEEN RELEASED AND DISCHARGED BY (i) THE DEBTOR, ITS ESTATES, AND THE REORGANIZED DEBTOR, AND (ii) THE RELEASOR PARTIES, FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION ARISING OUT OF OR BASED UPON SUCH RELEASED PARTIES' SERVICE IN ANY CAPACITY OR ANY TRANSACTION, EVENT, CIRCUMSTANCE OR OTHER MATTER INVOLVING OR RELATING TO THE DEBTOR THAT OCCURRED ON OR BEFORE THE EFFECTIVE DATE, PROVIDED THAT RELEASOR PARTIES NOTE THEIR ACCEPTANCE OF THIS RELEASE IN THEIR BALLOT; AND PROVIDED FURTHER, HOWEVER, THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO (a) RELEASE A RELEASED PARTY FROM LIABILITY FOR ACTS OR OMISSIONS THAT ARE THE RESULT OF ACTUAL FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR WILLFUL VIOLATION OF THE SECURITIES LAWS OR THE INTERNAL REVENUE CODE OR THE CLAIMS, IF ANY, OF THE UNITED STATES; (b) PREVENT THE DEBTOR OR THE REORGANIZED DEBTOR FROM OBJECTING TO A CLAIM OR EQUITY INTEREST OF A RELEASED PARTY; (c) PRECLUDE POLICE, FEDERAL TAX OR REGULATORY AGENCIES FROM FULFILLING THEIR STATUTORY DUTIES.

         EXCEPT AS OTHERWISE PROVIDED HEREIN, THE RELEASOR PARTIES SHALL BE ENJOINED FROM COMMENCING OR CONTINUING ANY ACTION, EMPLOYMENT OF PROCESS, OR ACT TO COLLECT, OFFSET OR RECOVER ANY CLAIMS AND CAUSES OF ACTION RELEASED AND DISCHARGED PURSUANT TO THIS SECTION; PROVIDED, HOWEVER, THAT THE INJUNCTION PROVIDED FOR IN THIS SECTION SHALL NOT (x) BAR ACTIONS BASED UPON LIABILITY FOR ACTS OR OMISSIONS THAT ARE THE RESULT OF ACTUAL FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR WILLFUL VIOLATION OF THE SECURITIES LAWS OR THE INTERNAL REVENUE CODE OR THE CLAIMS, IF ANY, OF THE UNITED STATES; (y) PRECLUDE POLICE, FEDERAL TAX OR REGULATORY AGENCIES FROM FULFILLING THEIR STATUTORY DUTIES; OR (z) BAR THE CLAIMS, IF ANY, OF THE UNITED STATES.

                  9. Conditions to Closing

         The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

                           (a) The Confirmation Order shall have been entered by the Bankruptcy Court in a form and substance reasonably acceptable to the Debtor and the Creditors Committee and there shall not be a stay or injunction in effect with respect thereto.

                           (b) The Debtor shall have purchased directors and officers liability insurance for the Board of Directors of the Reorganized Debtor in form, substance and amount reasonably acceptable to the Creditors Committee.

                           (c) The Reorganized Debtor and the New Notes Indenture Trustee have executed the Security Agreement.

                           (d) The New Notes Indenture Trustee and the lender(s) under the Exit Facility have executed the Intercreditor Agreement.

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                                                       Case No. 03-35966-BKC-PGH

                           (e) All conditions to the Exit Facility Lender's commitment letter have been met or waived.

                  10. Waiver of Conditions Precedent

         Each of the conditions precedent in paragraph 9, other than paragraph 9(a) hereof may be waived, in whole or in part, by the Debtor with the written consent of the Creditors Committee. Any such waivers of a condition precedent hereof in paragraph 9 hereof may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action.

                  11. Letter of Credit Obligations

         Confirmation of the Plan shall have no impact or effect on the Reorganized Debtor's remaining obligations to Congress and CIT under the Release Agreement (as defined in the Plan) and the Hartford Letter of Credit pursuant to the Third Amendment to Financing Agreement and CIT Credit Agreement. The Reorganized Debtor shall remain fully liable and obligated with respect to such agreements until the obligations thereunder are completely fulfilled and the Letters of Credit have been terminated without a draw or the Letters of Credit have been replaced; after which the "cash collateral" securing such obligations will be returned to the Reorganized Debtor.

         E.       Objections to Claims

                  1. Disputed Claims

         Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Debtor or the Reorganized Debtor shall have the exclusive right to make and file objections to Claims and Interests. All objections shall be litigated to Final Order; provided, however, that the Debtor or the Reorganized Debtor shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtor or the Reorganized Debtor shall file all objections to Claims (other than applications for allowances of compensation and reimbursement of expenses) and Interests and serve such objections upon the holders of such Claims and Interests as to which the objection is made as soon as practicable, but in no event later than the Objection Deadline.

                  2. No Distributions Pending Allowance

         Notwithstanding any other provision of the Plan, if any portion of a Claim is a Disputed Claim or any portion of an Interest is a Disputed Interest, no payment or distribution provided hereunder shall be made on account of such Claim or Equity Interest unless and until such Disputed Claim or Disputed Interest becomes an Allowed Claim or an Allowed Interest.

                  3. Distributions After Allowance

         To the extent that a Disputed Claim or Disputed Interest ultimately becomes an Allowed Claim or an Allowed Interest, a distribution shall be made to the holder of such Allowed Claim or Allowed Interest in accordance with the provisions of the Plan. As soon as practicable after

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

                                                       Case No. 03-35966-BKC-PGH

the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Allowed Claim or Allowed Interest the distribution to which such holder is entitled under the Plan.

         Notwithstanding the foregoing, all distributions in respect of the Old Notes shall be made to the Old Notes Indenture Trustee for delivery to the Old Noteholders. The fees and expenses of the Old Notes Indenture Trustee shall not be deducted from any distributions to be made provided that they are fully paid by the Debtor in Cash on the Effective Date and provided that the Reorganized Debtor pays in Cash the Old Notes Indenture Trustee's additional fees and expenses incurred after the Effective Date in connection with making distributions to the Old Noteholders.

    IV.    FEASIBILITY OF THE PLAN

         A.       Long-Term Feasibility

         The Bankruptcy Code requires that in order to confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtor (the "Feasibility Test"). For the Plan to meet the Feasibility Test, the Bankruptcy Court must find that the Reorganized Debtor will likely possess the resources and working capital necessary to operate profitably and based on reasonable assumptions, will be able to meet its obligations under the Plan.

         For purposes of determining whether the Plan meets the Feasibility Test, the Debtor has analyzed its ability to meet its obligations under the Plan. As part of this analysis, the Debtor has prepared projections for the period ending with the 2008 calendar year which are attached as Exhibit 3 to this Disclosure Statement.(5) The Debtor believes, based on this analysis, that the Plan provides a feasible means of reorganization and operation from which there is a reasonable expectation that, subject to the risks disclosed herein, the Reorganized Debtor will be able to make all payments required to be made pursuant to the Plan.

         WHILE THE DEBTOR HAS TAKEN GREAT CARE TO ENSURE THE ACCURACY OF ITS ASSUMPTIONS AND TO PROVIDE REASONABLE PROJECTIONS, THERE IS NO GUARANTEE OF THE ACCURACY OF THE PROJECTIONS. ALL OF THE PROJECTIONS HAVE BEEN GENERATED INTERNALLY BY
         MANAGEMENT.

         PROJECTIONS ARE BY THEIR NATURE FORWARD LOOKING AND SUBJECT TO MATTERS BEYOND THE DEBTOR'S CONTROL. NEITHER THE DEBTOR, NOR ANY OTHER PARTY CAN GIVE ANY ASSURANCES THAT THE PROJECTIONS WILL BE MET. ALTHOUGH GREAT CARE HAS BEEN TAKEN IN PREPARING THE PROJECTIONS, ABSOLUTELY NO GUARANTEE CAN BE GIVEN AS TO THEIR ACCURACY.

(5) See also, Exhibit 5 to this Disclosure Statement, a Balance Sheet of Reorganized Debtor on the Effective Date which was prepared by the Debtor and its consultants.

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                                                       Case No. 03-35966-BKC-PGH

         Such forward looking information or statements involve a number of risks and uncertainties and are within the meaning ascribed to forward looking statements in section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: the conditions identified in the lock-up agreements described below are not timely satisfied, if at all; the Plan is not confirmed or the Exit Facility is not available; breach of the Debtor In Possession financing facility; failure of the company's third party vendors to continue to provide satisfactory credit terms; business conditions and growth in the company's industry and in the general economy; competitive factors; risks due to shifts in market demand; risks inherent with predicting revenue and earnings outcomes; uncertainties involved in implementing improvements in the manufacturing process; and the risk factors listed from time to time in the company's reports filed with the Securities and Exchange Commission as well as assumptions regarding the foregoing. In particular, any information or statement suggesting the restoration of profitable operating results are forward looking statements. The words "believe," "estimate," "expect," "intend," "anticipate," "plan," "appear," and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The company undertakes no obligation to publicly update or revise any forward-looking information or statements, whether as a result of new information, future events, or otherwise. You are cautioned that any such forward looking information or statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking information or statements as a result of various factors. You are cautioned not to place undue reliance on forward-looking information or statements.

         B.       Alternatives to the Plan and Liquidation Analysis

           1. Best Interests and Cramdown Test

         Notwithstanding acceptance of the Plan by each impaired Class, in order to confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Interest in an impaired Class that has not voted to accept or is deemed to reject the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the "best interests" test of section 1129(a)(7) of the Bankruptcy Code requires that the Court find that the Plan provides to each holder of a Claim or Interest a value at least equal to the value of the Distribution that such holder would instead receive if the Debtor was liquidated under chapter 7 of the Bankruptcy Code.

         In a liquidation scenario, holders of Class 4 General Unsecured Claims likely will receive a much smaller distribution and Class 5 Common Equity Interests and Class 6 Other Equity Interests are not likely to receive any distribution. As provided for in section 1129(b) of the Bankruptcy Code, if an impaired Class of Claims or Interests reject the Plan, no Claim or Interest junior to such Class may retain or receive property pursuant to the Plan, unless the rejecting Class is paid in full or the junior Class provides substantial consideration to the Debtor.

         Section 1129(b) also provides that a plan cannot be confirmed over the objections of a rejecting Class unless the Bankruptcy Court finds that the plan does not unfairly discriminate against, and is fair and equitable to the Claim holders. This requirement is also satisfied, as the

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                                                       Case No. 03-35966-BKC-PGH

         holders of Class 4 General Unsecured Claims and Class 5 Common Equity Interests will receive a greater return under the Plan than they would receive in the event of a chapter 7 liquidation, while holders of Class 6 Other Equity Interests will receive no return in either case. Thus, the Debtor may properly cram down the Plan over the objection of holders of Class 5 Common Equity Interests, as well as the deemed rejection of Class 6 Other Equity Interests, as long as Class 4 votes in favor of the Plan.

         To estimate the amount members of each impaired Class of Claims or Interests would receive if the Debtor was liquidated in a chapter 7 case, the Bankruptcy Court must first determine the aggregate dollar amount that would be available if the Chapter 11 Case were converted to a chapter 7 liquidation case under the Bankruptcy Code and the Debtor's assets were liquidated by a chapter 7 trustee (the "Liquidation Value"). The Liquidation Value would consist of the net proceeds from the disposition of the assets of the Debtor, augmented by the Claims held by the Debtor and reduced by certain increased costs and Claims that arise in a chapter 7 liquidation case which do not arise in a chapter 11 reorganization case.

         Once the percentage liquidation recoveries of each Class are ascertained, the value of the Distribution available out of the Liquidation Value is compared with the value of the property offered to such class under the Plan to determine if it is in the best interests of the holders of Allowed Claims or Allowed Interests, as the case may be, in such Class.

           2. Liquidation Value of the Debtor

         The Debtor has prepared an analysis of the distributions that its creditors and Interest Holders are likely to receive in a hypothetical chapter 7 liquidation in order to determine whether each Claim or Interest holder will receive more under the Plan than they would receive under a chapter 7 liquidation. The Debtor's liquidation analysis is attached as Exhibit 4 to this Disclosure Statement. Although this analysis represents the Debtor's best judgment, there can be no guarantee that actual results from a liquidation will be the same as the Debtor's estimate.

         The Debtor has estimated, hypothetically, the fair realizable value of its assets through liquidation in a chapter 7 bankruptcy case as well as the costs that would be incurred and the additional liabilities that would arise in such a proceeding. The Debtor has then applied the estimated proceeds of a liquidation to satisfy creditor Claims in accordance with the distribution requirements of chapter 7 of the Bankruptcy Code to determine the amount of distributions each class of Claim and Interest holders would receive in a liquidation.

         Liquidation proceeds of a holder of a Secured Claimant's Collateral, net of disposition fees and costs, are first distributed to the holder of a Secured Claim with a Lien on the Collateral from which the proceeds are generated. The Debtor anticipates that the proceeds of liquidation will be greater than the Allowed Claims of the holders of Secured Claims. Substantially all of the Debtor's assets are subject to security interests in favor of holders of Secured Claims.

         Including Cash, Debtor estimates that the fair realizable value, under a hypothetical chapter 7 liquidation, after deduction of chapter 7 related costs, ranges from a high of $42.9 million to a low of $38.8 million.

         Claims for expenses of administration (other than the costs of the chapter 7 liquidation directly attributable to the liquidation of the Secured Claimants' collateral), Claims entitled to

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                                                       Case No. 03-35966-BKC-PGH

priority in accordance with the Bankruptcy Code and General Unsecured Claims are payable out of the remaining proceeds after the Secured Claim holders are paid. The remaining proceeds after payment to the Secured Claim holders are distributed as follows:

         -        Chapter 7 Administrative Claims      full recovery

         -        Chapter 11 Professional Fees/
                  Costs of Administration              full recovery

         -        General Unsecured Claims             between 13.2% and 16.7%

         -        Interests                            no recovery

         Underlying this liquidation analysis are a number of estimates and assumptions that are inherently subject to significant uncertainties. These estimates and assumptions were developed by the Debtor through analysis of market valuations and transactions, industry experience and the use of other valuation approaches. There can be no assurance that the recoveries and estimated liquidation expenses set forth in this analysis would be realized in an actual liquidation by the Debtor.

         The Debtor has approached this liquidation analysis on an asset liquidation basis because the "best interests of the creditors test" assumes a hypothetical liquidation of the Debtor in chapter 7. The Debtor's liquidation analysis assumes that assets would be broken up and sold by a chapter 7 trustee or its duly appointed advisors, brokers or liquidators, irrespective of the asset's current deployment.

         Based on the information presented the Debtor's projections, the Debtor believes that the Plan is feasible. Furthermore, the Plan provides a greater return to all Claim and Interest holders than the returns associated with chapter 7 liquidation.

    V.     RETENTION OF JURISDICTION

         The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to the Chapter 11 Case, the Plan and the Confirmation Order pursuant to, and for the purposes of sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

         A. To hear and determine pending applications for the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases and the allowance of Claims or Interests resulting therefrom.

         B. To enforce all agreements, assumed, if any, and to recover all property of the estate wherever located.

         C. To determine any and all adversary proceedings, applications and contested matters, including, without limitation, under sections 544, 545, 548, 549, 550, 551, and 553 of the Bankruptcy Code.

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                                                       Case No. 03-35966-BKC-PGH

         D. To ensure that distributions to holders of Allowed Claims and Interests are accomplished as provided herein.

         E. To hear and determine any timely objections to Administrative Expense Claims or to proofs of Claim or Interest, including, without limitation, any objections to the classification of any Claim, and to allow or disallow any Disputed Claim or Interest in whole or in part.

         F. To determine the validity, extent and priority of all Liens, if any, against properties of the estates.

         G. To determine all assertions of an ownership interest in, the value of, or title to, any property of the estates.

         H. To determine any tax liability of the estates in connection with the Plan, actions taken, distributions or transfers made thereunder.

         I. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated.

         J. To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code.

         K. To consider any amendments to or modifications of the Plan, or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

         L. To hear and determine all applications under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

         M. To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

         N. To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code.

         O. To hear and determine any other matter not inconsistent with the Bankruptcy Code.

         P. To hear and determine all disputes involving the existence, scope, and nature of the discharges granted under the Plan and the Confirmation Order.

         Q. To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan.

         R. To determine such other matters as may be provided in the Confirmation Order.

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                                                       Case No. 03-35966-BKC-PGH

         S.       To enter a final decree closing the Chapter 11 Case.

    VI.    SECURITIES LAWS MATTERS

         A.       Bankruptcy Code Exemptions from Registration Requirements

         In reliance upon section 1145 of the Bankruptcy Code, (x) New Issued Common Stock, to be issued to holders of General Unsecured Claims and Common Equity Interests (collectively "Reorganized Debtor Stockholders") and (y) New Notes, if any, to be issued to holders of General Unsecured Claims ("Reorganized Debtor Noteholders") on the Effective Date will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and equivalent provisions in state securities laws. Section 1145(a) of the Bankruptcy Code generally exempts from such registration the issuance of securities if the following conditions are satisfied: (i) the securities are issued by a debtor (or its successor) under a plan or reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued principally in such exchange and partly for cash or property. The Debtor believes that the exchange of (x) New Issued Common Stock for the General Unsecured Claims and/or Common Equity Interest and (y) New Notes for the General Unsecured Claims under the circumstances provided in the Plan will satisfy the requirements of section 1145(a) of the Bankruptcy Code.(6)

         B.       Resales of New Issued Common Stock or New Notes

         The shares of New Issued Common Stock to be issued to Reorganized Debtor Stockholders and the New Notes to be issued to Reorganized Debtor Noteholders pursuant to the Plan on the Effective Date will be deemed to have been issued in a registered public offering under the Securities Act and, therefore, may be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by section 4(1) thereof, unless the holder is an "underwriter" with respect to such securities, as that term is defined in section 1145(b)(1) of the Bankruptcy Code (a "statutory underwriter"). In addition, such securities generally may be resold by the recipients thereof without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the individual states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under federal securities laws and any relevant state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

         Section 1145(b)(i) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is an issuer of the securities within the meaning of section 2(11) of the Securities Act.

(6) The stock reserved pursuant to the Stock Option Plan is not eligible for
Section 1145 treatment and the Debtor is not seeking in its Plan such treatment for that stock.

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                                                       Case No. 03-35966-BKC-PGH

         The term "issuer" is defined in section 2(4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as defined in Rule 405 under the Securities
Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a "control person" of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor's or its successor's voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor which is distributed at least ten percent (10%) of the voting securities of a reorganized debtor under its plan of reorganization may be presumed to be an "underwriter" within the meaning of section 1145(b)(i) of the Bankruptcy Code.

         To the extent that persons deemed to be "underwriters" receive New Issued Common Stock and/or New Notes pursuant to the Plan (collectively, "Restricted Holders"), resales by such Restricted Holders would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Restricted Holders may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 and Rule 144A under the Securities Act.

         IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER OR AN AFFILIATE OF REORGANIZED DEBTOR, DEBTOR MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN NEW ISSUED COMMON STOCK OR NEW NOTES TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, DEBTOR RECOMMENDS THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

    VII.   CERTAIN RISK FACTORS TO BE CONSIDERED

         HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

         A.       Risk of Non-Confirmation of the Plan, Best Interests and
Cramdown Test

         Although the Debtor believes that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will

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                                                       Case No. 03-35966-BKC-PGH

reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the re-solicitation of votes.

         B.       Risk that the Debtor will be unable to obtain an Exit Facility

         Although the Debtor believes that it will be able to obtain an Exit Facility sufficient to enable the Debtor to make the Cash distributions which the Plan requires be made on the Effective Date, there can be no assurance that Debtor will be able to do so. If Debtor fails to obtain an Exit Facility, within
(180) days after the Confirmation Date, the Confirmation Order shall be vacated, in which event no distributions under the Plan would be made, the Debtor and all holders of Claims and Interests would be restored to the status quo ante as of the day immediately preceding the Confirmation Date and the Debtor's obligations with respect to Claims and Interests would remain unchanged.

         C.       Risk of Non-Occurrence of the Effective Date

         Although the Debtor believes that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in
Article XI of the Plan have not occurred or have been waived by the Debtor within one hundred eighty (180) days after the Confirmation Date, the Confirmation Order shall be vacated, in which event no distributions under the Plan would be made, the Debtor and all holders of Claims and Interests would be restored to the status quo ante as of the day immediately preceding the Confirmation Date and the Debtor's obligations with respect to Claims and Interests would remain unchanged.

         D.       Risk of Competitive Conditions

         The EMS industry is extremely competitive, and the Debtor expects that competition will intensify in the future. The Debtor faces substantial competition in each of its business segments. The effects of vigorous competition could also result in price compression thereby affecting the Debtor's projected future earnings.

         E.       Risk Related to Projected Financial Information

         The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the Debtor's business plan and the validity of the other assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtor, industry performance, certain assumptions with respect to competitors of the Reorganized Debtor, general business and economic conditions and other matters, many of which are beyond the control of the Reorganized Debtor. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Reorganized Debtor. Although the Debtor believes that the projections are reasonably attainable, variations between the actual financial results and those projected may occur and be material.

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                                                       Case No. 03-35966-BKC-PGH

         F.       Risk Relating to Reorganized Debtor's Ability to Service Debt

         The Reorganized Debtor's ability to make scheduled payments of principal, to pay the interest on, to refinance its indebtedness will depend on future performance. Future performance is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond their control. While no assurance can be provided, based upon the current level of operations and anticipated increases in revenues and cash flow described in the projections included herein, the Debtor believes that cash flow from operations, available cash, the Exit Facility and sales of surplus assets will be adequate to fund the Plan and meet its future liquidity needs.

         G.       Risk Relating to Listing New Issued Common Stock on an
Exchange

         Presently, the Debtor's stock is sold over the counter on The Bulletin Board. If the New Issued Common Stock qualifies for small cap or the NASDAQ National Market System, the Reorganized Debtor intends to apply to have its stock quoted on NASDAQ's small cap or National Market System. There is a risk that the New Issued Common Stock will not qualify in the future and will not be listed on an exchange or quoted on an established market. Furthermore, there can be no assurance that a market will develop for the New Issued Common Stock. Although the Reorganized Debtor will use reasonable efforts to cause the New Issued Common Stock to be listed on a national securities exchange, it is unlikely that the initial listing requirements will be satisfied by the Initial Distribution Date. Even if such securities are subsequently listed, there is no assurance that an active market for the New Issued Common Stock (or any other security issued pursuant to the Plan) will develop or, if any such market does develop, that it will continue to exist, or as to the degree of price volatility in any such market that does develop. Accordingly, no assurance can be given as to the liquidity of the market for the New Issued Common Stock or the price at which any sales may occur.

         H.       Other Risk Factors

         Other factors that may cause actual results to differ materially from the Debtor's expectations include economic uncertainty, uncertainties regarding the collectibility of receivables, and the ongoing war on terrorism.

    VIII.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         The following is a summary of certain United States federal income tax consequences of the implementation of the Plan to the Debtor, and to holders of General Unsecured Claims, and Common Equity Interests that, as a Class, vote in favor of the Plan. For purposes of this section, references to the Debtor include Reorganized Debtor, as applicable. This summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

         This summary is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the implementation of the Plan as discussed herein. No opinion of counsel

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                                                       Case No. 03-35966-BKC-PGH

and no rulings or determinations from the Internal Revenue Service (the "IRS") or any other tax authorities have been sought or obtained with respect to the tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. The Debtor is not making any representations regarding the particular tax consequences of the confirmation and consummation of the Plan as to any Claim or Interest holder, and is not rendering any form of legal opinion as to such tax consequences. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein. This summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, persons that are, or hold their Claims or Interests through pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities, persons who received their interests in the Debtor pursuant to the exercise of an employee stock option or otherwise as compensation and persons holding an Interest in the Debtor as a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). The following summary assumes that holders hold their General Unsecured Claims and Common Equity Interests as capital assets for United States federal income tax purposes. HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR ARE URGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE PLAN.

         A.       Consequences to Holders of General Unsecured Claims

         The United States federal income tax consequences of the Plan to a holder of General Unsecured Claims will depend upon several factors, including, but not limited to: (i) the manner in which a General Unsecured Claim was acquired; (ii) the length of time a General Unsecured Claim has been held; (iii) whether the holder has taken a bad debt deduction with respect to a General Unsecured Claim (or any portion thereof); (iv) the amount of original issue discount the holder has previously included in income with respect to its General Unsecured Claim; (v) the holder's method of tax accounting; (vi) whether a General Unsecured Claim constitutes a "security" for United States federal income tax purposes; and (vii) whether a New Note constitutes a "security" for United States federal income tax purposes. Therefore, holders of General Unsecured Claims should consult their tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the Plan.

           1. Recapitalization Treatment

         Pursuant to the Plan, a holder of a General Unsecured Claim will receive a combination of New Issued Common Stock and New Notes in exchange for the holder's Claim. The exchange may be treated as a recapitalization for United States federal income tax purposes. Such treatment will depend upon whether the General Unsecured Claim constitutes a "security" for United States federal income tax purposes. If the General Unsecured Claim is considered a security, the receipt of New Issued Common Stock and (if the New Notes constitute "securities" for United States federal income tax purposes) New Notes in exchange for a General Unsecured Claim pursuant to the Plan should be treated as part of a recapitalization. The time period of a debt instrument (e.g., the General Unsecured Claim or the New Notes) is an important factor in

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                                                       Case No. 03-35966-BKC-PGH

the determination of whether a particular instrument constitutes a security. However, the controlling consideration is an overall evaluation of the term and nature of the debt instrument, degree of participation and continuing interest in the business, the purpose of the advances, etc.

         If the exchange of General Unsecured Claims for New Issued Common Stock and New Notes is treated as a recapitalization, a holder of a General Unsecured Claim will not recognize gain or loss with respect to the General Unsecured Claim exchanged (except to the extent issued for accrued but unpaid interest and except with respect to the New Notes if the New Notes are not considered securities for federal income tax purposes). A General Unsecured Claim holder's aggregate tax basis in the New Issued Common Stock and New Notes received will be equal to the holder's aggregate tax basis in the General Unsecured Claim exchanged, increased by the amount of any gain recognized. A General Unsecured Claim holder's holding period for the New Issued Common Stock and New Notes received will include the holding period of the holder's General Unsecured Claim, except to the extent that New Issued Common Stock and New Notes are issued in respect of a Claim for accrued but unpaid interest and except with respect to the New Notes if the New Notes are not considered securities for federal income tax purposes.

           2. Recognition of Income or Loss

         The satisfaction of a General Unsecured Claim pursuant to the Plan will be a taxable event with respect to holders of General Unsecured Claims in the event that such Claims are not securities or if the receipt of New Issued Common Stock and New Notes is not treated as a recapitalization as discussed above. In such event, subject to the "market discount" rules described below, a holder of a General Unsecured Claim will generally recognize capital gain or loss in an amount equal to the difference, if any, between (i) the fair market value of New Issued Common Stock and the issue price of the New Notes received in exchange for the General Unsecured Claim, and (ii) the holder's adjusted tax basis in the General Unsecured Claim.

           3. Treatment of Amounts Attributable to Interest

         For United States federal income tax purposes, the proper allocation of the consideration received pursuant to the Plan in satisfaction of a General Unsecured Claim between principal and accrued interest on a General Unsecured Claim is unclear under present law. If any portion of the consideration received were required to be allocated to accrued interest, such portion would be taxable to a holder of a General Unsecured Claim as interest income, except to the extent that the holder has previously included such interest in income and has not properly written off such interest.

           4. Market Discount

         If a holder of a General Unsecured Claim purchased its Claim at a price less than the General Unsecured Claim's "revised issue price" by at least a de minimis (as defined in the Code) amount, the difference would constitute "market discount." In such event, any gain recognized by a General Unsecured Claim holder under the Plan would generally be treated as ordinary interest income to the extent of the market discount accrued on the General Unsecured Claim during the holder's period of ownership, unless the holder previously elected to include market discount in taxable income as it accrued. To the extent that General Unsecured Claims that were acquired with market discount are exchanged for New Issued Common Stock and New

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Notes in connection with a recapitalization on a tax-deferred basis (as may occur here), any market discount that accrued on the General Unsecured Claim but was not recognized by the holder is carried over to the New Issued Common Stock and New Notes received therefore, and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such New Issued Common Stock and New Notes is treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged Claim.

         B.       Consequences to Holders of Common Equity Interests

         Pursuant to the Plan, a holder of Common Equity Interests will receive the Equity Interest Distribution in exchange for its Common Equity Interest. For United States federal income tax purposes, the exchange of the Common Equity Interest for the Equity Interest Distribution should not be a taxable event, because the exchange of common stock for common stock of the same company is not a taxable event under the Code.

         C.       Consequences to Holders of Other Equity Interests

         Because a holder of an Other Equity Interest will receive no consideration in exchange for the cancellation of such interest, if such holder has not written off such interest prior to the consummation of the Plan, upon such consummation such holder may be entitled to write off such interest.

         D.       Consequences to the Debtor

           1. Cancellation of Indebtedness Income

         In general, taxpayers must include in gross income any cancellation of indebtedness ("COD") income realized during the tax year. Taxpayers recognize COD income in an amount equal to the excess of the adjusted issue price of the indebtedness cancelled over the amount of cash and fair market value of other property issued in satisfaction of the indebtedness (with certain exceptions as provided in section 108). COD income also includes any interest that has been previously accrued and deducted but remains unpaid at the time the indebtedness is discharged. Section 108 of the Tax Code provides, however, that when cancellation of indebtedness occurs in a case under the Bankruptcy Code, gross income does not include any amount that otherwise would be included in gross income by reason of the cancellation. Instead, the amount of any COD in a bankruptcy case will generally be applied to reduce certain tax attributes of the taxpayer.

         The satisfaction of the Trade Vendor Claims pursuant to the Plan will result in a reduction in the outstanding indebtedness of the Debtor. Because the Debtor is a debtor in a bankruptcy case, the Debtor will not recognize any COD income. Rather, the Debtor will reduce certain of its tax attributes by the amount of COD income excluded from gross income. The attribute reduction is generally applied to reduce net operating losses ("NOLs") carryovers, certain tax credits and carryovers, and tax basis of assets. Alternatively, the Debtor may elect to reduce the basis of its depreciable property prior to reducing its NOLs and other tax attributes. The reduction in tax attributes will occur on the first day of the taxable year following the realization of such COD income. An analysis will need to be performed to determine whether such an election will be in the Debtor's best interests.

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                                                       Case No. 03-35966-BKC-PGH

           2. Limitation of NOL Carryovers and other Tax Attributes

         Under section 382 of the Tax Code, if a corporation undergoes an ownership change, its ability to utilize its historic NOLs and certain subsequently recognized "built-in" losses and deductions are subject to an annual limitation (the "Section 382 Limitation"). In general, an ownership change occurs when certain groups of shareholders of a loss corporation have increased their ownership of its stock by more than 50% points measured over a given period of time (normally three years). As a general rule, the amount of the Section 382 Limitation is equal to the value of the corporation's outstanding stock (with certain adjustments) immediately before the ownership change, multiplied by the applicable "long-term tax-exempt rate." Subject to certain limitations, any unused portion of the Section 382 Limitation in a given year is available in subsequent years.

         Section 382 provides an exception to the application of the Section 382 Limitation for corporations under the jurisdiction of a court in a bankruptcy case (the "Bankruptcy Exception"). If a corporation applies the Bankruptcy Exception so that the Section 382 Limitation is not applicable, the amount of pre-change NOLs that may be carried over to a post-change year will be reduced by the amount of interest payments made during the current taxable year and the three preceding taxable years in respect of indebtedness which was exchanged for stock under the Plan. The Debtor should be eligible for the Bankruptcy Exception if the historic shareholders and certain creditors of the Debtor prior to consummation of the Plan own at least 50% of the total voting power and total value of the stock of the Debtor as a result of the consummation of the Plan number. If Debtor elects to apply the Bankruptcy Exception and is therefore not subject to the Section 382 Limitation, a second ownership change occurring within two years after consummation of the Plan will likely result in the application of the Section 382 Limitation effective as of the consummation of the Plan if applied in these circumstance, the Section 382 Limitation likely will eliminate the Debtors' ability to use any NOLs incurred prior to such second ownership change to offset net taxable income earned or gains recognized from the sale of assets, in either case, after such second ownership change, and would also likely eliminate the Debtor's ability to use losses recognized upon the sale of certain assets after such second ownership change to offset net taxable income or gains from the sale of other assets.

         Notwithstanding the foregoing, Section 382 provides that a corporation under the jurisdiction of a court in a bankruptcy case may elect out of the Bankruptcy Exception even if the corporation meets all of its requirements. If the Debtor elects out of the Bankruptcy Exception, or is otherwise ineligible for the Bankruptcy Exception, a special rule under Section 382 applicable to a corporation under the jurisdiction of a court in a bankruptcy case will apply in calculating the appropriate Section 382 Limitation. Under this special rule, the
Section 382 Limitation will be calculated by reference to the lesser of (i) the value of the Debtor's stock (with certain adjustments) immediately after the consummation of the Plan (as opposed to immediately before such consummation) or
(ii) the value of the Debtor's assets (determined without regard to liabilities) immediately before such consummation. Although such calculation may significantly increase the Section 382 Limitation, the Debtor's ability to use the NOLs and recognized built-in losses to offset taxable income generated after consummation of the Plan would still be substantially limited.

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         The Debtor has yet to determine whether it would be eligible for the
Bankruptcy Exception or, assuming that it would be eligible for the Bankruptcy Exception, whether it would be beneficial to elect its application.

           3. U.S. Federal Alternative Minimum Tax

         For purposes of computing the Debtor's regular tax liability, all of its taxable income recognized in a taxable year generally may be offset by NOLs (to the extent permitted under the Code and subject to various limitations, including the Section 382 Limitation, as discussed above). Even if all of the Debtor's regular tax liability for a given year is reduced to zero by virtue of its NOLs, the Debtor may still be subject to the alternative minimum tax (the "AMT"). The AMT imposes a tax equal to the amount by which 20% of a corporation's alternative minimum taxable income ("AMTI") exceeds the corporation's regular tax liability. AMTI is calculated pursuant to specific rules in the Tax Code which eliminate or limit the availability of certain tax deductions and which include as income certain amounts not generally included in computing the corporation's regular tax liability (any COD income excluded from the Debtors' regular taxable income, as described above, would also be excluded from their AMTI). Of particular importance to the Debtor is that a corporation with a net unrealized built-in loss in its assets must adjust the tax basis of its assets, on a consolidated basis, to their fair market values for AMT purposes following a Section 382 ownership change, and in calculating AMTI, only 90% of a corporation's AMTI may be offset by net operating loss carryovers (as computed for AMT purposes).

           4. Deductions of Accrued Interest

         As discussed above, the allocation of consideration between principal and accrued but unpaid interest on the General Unsecured Claims is unclear under present law. If any portion of the consideration were required to be allocated to accrued interest to the extent such accrued interest is not deemed discharged, the Debtor would be entitled to an interest deduction in the amount of such accrued interest, assuming it has not already deducted such amounts.

         E.       Importance of Obtaining Professional Assistance

         AS INDICATED ABOVE, THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME AREAS, UNCERTAIN. ACCORDINGLY, EACH HOLDER OF AN ALLOWED CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT HIS TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN.

    IX.    CONCLUSION

         The Debtor believes that the transactions described herein represent the best available return to holders of Claims and Interests. Both the Debtor and the Creditors Committee urge each holder of an impaired Claim or Interest to vote in favor of the Plan.

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                                                       Case No. 03-35966-BKC-PGH

Dated: December 17, 2003.

                                            TEW CARDENAS, LLP
                                            201 South Biscayne Blvd.,
                                            Miami Center, Suite 2600
                                            Miami, Florida  33131-4336
                                            Tel.: 305 536-1112
                                            Fax: 305 536-1116
                                            E-Mail: TRL@Tewlaw.com
                                            E-Mail: LMG@Tewlaw.com

                                            /s/ Thomas R. Lehman
                                            ------------------------------------
                                            Thomas R. Lehman, P.A.
                                            Florida Bar No. 351318
                                            Lynn Maynard Gollin, Esq.
                                            Florida Bar No. 621668

            [PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGE FOLLOWS]

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                                                       Case No. 03-35966-BKC-PGH

                                            REPTRON ELECTRONICS, INC.

                                            By:    /s/ Paul Plante
                                            Name:  Paul Plante
                                            Title: President and COO of Reptron

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